Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-264654

PROSPECTUS

CareMax, Inc.

Up to 58,657,003 Shares of Class A Common Stock

Up to 5,791,667 Shares of Class A Common Stock Issuable Upon Exercise of Warrants and

Up to 2,916,667 Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to (A) 58,657,003 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) an aggregate of 9,993,429 shares of Class A Common Stock (the “Deerfield PIPE Investments”) originally purchased by Deerfield Partners, L.P. (“Deerfield Partners”) and DFHTA Sponsor LLC (the “Sponsor”) in connection with the Closing (as defined below) on June 8, 2021 (the “Closing Date”), (ii) 14,173,876 shares of Class A Common Stock purchased by certain investors at the Closing (the “Third-Party PIPE Investments,” and together with the Deerfield PIPE Investments, the “PIPE Investments”), (iii) 3,136,990 shares of Class A Common Stock, that were converted into shares of Class A Common Stock from shares of Class B common stock par value $0.0001 per share (“Class B Common Stock”) on a one-for-one basis at the Closing, (iv) 21,208,093 shares of Class A Common Stock issued as consideration for the Business Combination (as defined below) at the Closing, (v) up to 3,200,000 Earnout Shares (as defined below) that may be issued in the form of Class A Common Stock pursuant to the earnout provisions in the Business Combination Agreement (as defined below), (vi) 3,200,000 Earnout Shares that were issued in the form of Class A Common Stock pursuant to the earnout provisions in the Business Combination Agreement, (vii) 384,615 shares of Class A Common Stock issued in the SMA Transaction (as defined below) and (viii) 3,360,000 shares of Class A Common Stock purchased by Deerfield Partners as a part of units in our initial public offering, which closed on July 21, 2020 (the “IPO”) and (B) 2,916,667 warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with the IPO.

In addition, this prospectus relates to the offer and sale of up to (i) 2,916,667 shares of Class A Common Stock issuable upon the exercise of the Private Warrants and (ii) 2,875,000 shares of Class A Common Stock that are issuable by us upon the exercise of 2,875,000 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants” and together with the Private Warrants, the “Warrants”).

Additionally, the shares being registered for resale will constitute a considerable percentage of our public float. Certain of the shares being registered for resale were purchased by the corresponding selling securityholders for prices considerably below the current market price of our common stock. See “Selling Securityholders” beginning on page 33 of this prospectus for the price that the Selling Securityholders paid for the Class A Common Stock and Warrants that are being registered for resale with this prospectus.

With respect to our warrants, we do not believe it is likely that a warrant holder would elect to exercise its warrants when our common stock is trading below $11.50. See “Use of Proceeds” on page 31 of this prospectus for further details.

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Class A Common Stock or any warrants, except with respect to amounts received by us upon the exercise of any such warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock or warrants. See “Plan of Distribution” beginning on page 57 of this prospectus.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “CMAX” and “CMAXW,” respectively. On February 7, 2023, the last reported sales price of our Class A Common Stock was $4.46 per share and the last reported sales price of our Public Warrants on February 7, 2023 was $0.63 per warrant.

We are an “emerging growth company” and “smaller reporting company” under applicable federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves risks. See “Risk Factors” beginning on page 5.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 7, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus together with the additional information to which we refer you to in the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation by Reference.”

On the Closing Date, Deerfield Healthcare Technology Acquisitions Corp. (“DFHT”), a Delaware corporation, completed the transactions contemplated by that certain Business Combination Agreement, dated as of December 18, 2020 (the “Business Combination Agreement”), by and among DFHT, the entities listed in Annex I to the Business Combination Agreement, IMC Holdings, LP, a Delaware limited partnership (“IMC Parent”), CareMax Medical Group, L.L.C., a Florida limited liability company (“CMG”), IMC Medical Group Holdings, LLC, a Delaware limited liability company (“IMC”), and, solely for the limited purposes specified therein, Deerfield Partners, pursuant to which DFHT acquired (a) 100% of the equity interests in CMG and (b) 100% of the equity interests in IMC, with CMG and IMC becoming wholly owned subsidiaries of the combined company. The transactions contemplated by the Business Combination Agreement and the related financing transactions collectively are referred to herein as the “Business Combination.”

Immediately upon the completion of the Business Combination (the “Closing”), DFHT as the registrant changed its name to “CareMax, Inc.”

Unless the context otherwise requires, the terms “we,” “us,” “our,” “CareMax” and the “Company” refer to CareMax, Inc. and its consolidated subsidiaries following the Closing and references to “DFHT” refer to Deerfield Healthcare Technology Acquisitions Corp. at or prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company.

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CERTAIN DEFINED TERMS

Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:

“Amended and Restated Bylaws” means the amended and restated bylaws of the Company, dated June 8, 2021.

“Amended and Restated Charter” means the third amended and restated certificate of incorporation of the Company, dated June 8, 2021.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of December 18, 2020, by and between the Company and certain investors, as amended.

“C.G.D.” means C.G.D. Investment Group, Inc.

“CMG Earnout Shares” means up to an additional 3,500,000 shares of Class A Common Stock payable to the CMG Sellers, subject to certain post-Closing conditions.

“CMG Sellers” means O.M., C.G.D, Joseph N. De Vera, Inc., NKP Caremax, LLC and Mouquin Trotter, Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Deerfield Management” means Deerfield Management Company, L.P., a Delaware series limited partnership (Series C) and its affiliates.

“DGCL” means the General Corporation Law of the State of Delaware.

“Earnout Shares” means the CMG Earnout Shares and the IMC Earnout Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the shares of Class B Common Stock initially purchased by the Sponsor in a private placement prior to the IPO and the shares of Class A Common Stock that were issued upon the automatic conversion of the shares of Class B Common Stock at the time of the Closing.

“IMC” means IMC Medical Group Holdings, LLC, a Delaware corporation, and its subsidiaries.

“IMC Earnout Shares” means up to an additional 2,900,000 shares of Class A Common Stock payable to IMC Parent, subject to certain post-Closing conditions.

“Initial Stockholders” means the Sponsor and its executive officers and directors, who were the holders of the Founder Shares prior to the IPO.

“Interamerican” means Interamerican Medical Center Group, LLC, an indirect wholly-owned subsidiary of the Company.

“Merger Agreement” means that certain Agreement and Plan of Merger, by and among (i) the Company, (ii) Sparta Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of the Company, (iii) Sparta Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of the Company, (iv) Sparta Merger

Sub III Inc., a Delaware corporation and wholly-owned subsidiary of the Company, (v) Sparta Merger Sub I LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, (vi) Sparta Merger Sub II LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, (vii) Sparta Merger Sub III LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, (viii) Sparta Sub Inc., a Delaware corporation, (ix) SNCN Holdco Inc. a Delaware corporation, (x) SICN Holdco Inc. a Delaware corporation, (xi) Sparta Holding Co. LLC, a Delaware limited liability company and (xii) Steward Health Care System LLC, a Delaware limited liability company.

“Nasdaq” means The Nasdaq Stock Market.

“O.M.” means O.M. Investment Group, Inc.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Securityholders” means the selling securityholders covered by this prospectus.

“SMA Shares” means the 384,615 shares of Class A Common Stock issued to SMA Seller as partial consideration for the SMA Transaction.

“SMA Transaction” means the acquisition of 100% of the issued and outstanding equity interests of Senior Medical Associates, LLC, a Florida limited liability company (“SMA”), and Stallion Medical Management, LLC, a Florida limited liability company (“SMM” and together with SMA, the “SMA Entities”), pursuant to that certain securities purchase agreement, dated as of March 8, 2021 (the “SMA Purchase Agreement”), by and among Interamerican, the SMA Entities and Mohsin Jaffer (the “SMA Seller”).

“Steward Earnout Share Consideration” means the shares of CareMax Class A Common Stock that the Company will issue upon 100,000 Medicare lives from and/or attributable to the Steward Seller Parties’ Medicare network participating in risk-based, value-based care arrangements contracted through the Company with a Medical Expense Ratio of less than 85% for two consecutive calendar quarters.

“Steward Initial Share Consideration” means the 23,500,000 shares of CareMax Class A Common Stock delivered at the closing of the Steward Transaction.

“Steward Seller Parties” means Sparta Holding Co. LLC and Steward Health Care System LLC.

“Steward Share Consideration” means the Steward Earnout Share Consideration and the Steward Initial Share Consideration.

“Steward Targets” means, collectively, SICN Holdco Inc., SNCN Holdco Inc., Sparta Sub Inc., Steward National Care Network, Inc. (n/k/a/ Steward National Care Network, LLC), Steward Integrated Care Network, Inc. and Steward Accountable Care Network, Inc. (n/k/a Steward Accountable Care Network, LLC).

“Steward Transaction” means the acquisition of the Medicare value-based care business of Steward Health Care System, pursuant to the previously announced agreement and plan of merger, dated May 31, 2022.

“Steward Value-Based Care” means the Medicare value-based care business of Steward Health Care System.

“Units” means the units sold in the IPO, each of which consisted of one share of Class A Common Stock and one-fifth of one warrant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events, and include statements the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. These statements are based on management’s current beliefs and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Although we believe our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements contained in this registration statement include, but are not limited to, statements about:

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the impact of the focus on providing CareOptimize software to affiliated practices of our managed services organization (“MSO”) to further improve financial, clinical and quality outcomes from the affiliated providers;

•	the impact of CareOptimize software on the financial, clinical and quality outcomes of affiliated providers;

•	the future financial performance of the Company, including any projected financial information;

•	expansion plans and opportunities, including any expected acquisitions or the opening of any new medical centers;

•	our growth strategy, including organic growth of members or Medicare members, or otherwise, and growth by acquisition, and our ability to realize expected results following the Steward Transaction;

•	the future economic benefits, outcomes and patient experiences we expect from our care mode; and

•	the anticipated benefits of the acquisition of Steward Value-Based Care.

These forward-looking statements are based on information available as of the date of this registration statement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this registration statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete involve a number of assumptions and limitations. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	risks that the Steward Transaction disrupts current operations of the Company and potential difficulties in Company employee retention as a result of the Steward Transaction;

•	risks related to diverting management’s attention from the Company’s ongoing business operations;

•	the failure to realize anticipated benefits of the Steward Transaction or to realize estimated pro forma results and underlying assumptions;

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the impact of the COVID-19 pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on our business, financial condition and results of operation;

•	our ability to grow and manage growth profitably, maintain relationships with customers, compete within our industry and retain our key employees;

•	our ability to integrate acquired businesses, including the ability to implement business plans, forecasts, and other expectations after the completion of the Steward Transaction;

•	our ability to complete acquisitions and to open new centers and the timing of such acquisitions and openings;

•

the viability of our growth strategy, including both organic and de novo growth and growth by acquisition, and our ability to realize expected results, as well as our ability to access the capital necessary for such growth;

•	our ability to attract new patients;

•	the dependence of our revenue and operations on a limited number of key payors;

•

the risk of termination, non-renewal or renegotiation of the Medicare Advantage (“MA”) contracts held by the health plans with which we contract, or the termination, non-renewal or renegotiation of our contracts with those plans;

•	the impact on our business from changes in the payor mix of our patients and potential decreases in our reimbursement rates;

•	our ability to manage our growth effectively, execute our business plan, maintain high levels of service and patient satisfaction and adequately address competitive challenges;

•	the impact of restrictions contained in certain of our agreements on our current and future operations;

•	competition from primary care facilities and other healthcare services providers;

•	competition for physicians and nurses, and shortages of qualified personnel;

•

the impact on our business of reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program, including the MA program and other programs governing accountable care organizations;

•	the impact on our business of state and federal efforts to reduce Medicaid spending;

•	a shift in payor mix to Medicare payors as well as an increase in the number of Medicaid patients may result in a reduction in the average rate of reimbursement;

•	our assumption under most of our agreements with health plans of some or all of the risk that the cost of providing services will exceed our compensation;

•	risks associated with estimating the amount of revenues and refund liabilities that we recognize under our risk agreements with health plans;

•	the impact on our business of security breaches, loss of data, or other disruptions causing the compromise of sensitive information or preventing us from accessing critical information;

•	the impact of our existing or future indebtedness and any associated debt covenants on our business and growth prospects;

•	the impact on our business of disruptions in our disaster recovery systems or management continuity planning;

v

•	the potential adverse impact of legal proceedings and litigation;

•	the impact of reductions in the quality ratings of the health plans we serve;

•	our ability to maintain and enhance our reputation and brand recognition;

•	our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems;

•	our ability to obtain, maintain and enforce intellectual property protection for our technology;

•	the potential adverse impact of claims by third parties that we are infringing on or otherwise violating their intellectual property rights;

•	our ability to protect the confidentiality of our trade secrets, know-how and other internally developed information;

•	the impact of any restrictions on our use of or ability to license data or our failure to license data and integrate third-party technologies;

•	our ability to protect data, including personal health data, and maintain our information technology systems from cybersecurity breaches and data leakage;

•	our ability to adhere to all of the complex government laws and regulations that apply to our business;

•	our reliance on strategic relationships with third-parties to implement our growth strategy;

•	the impact on our business if we are unable to effectively adapt to changes in the healthcare industry, including changes to laws and regulations regarding or affecting U.S. healthcare reform;

•	that estimates of market opportunity and forecasts of market and revenue growth included in the prospectus may prove to be inaccurate, if at all;

•	our operating results and stock price may be volatile;

•	risks associated with estimating the amount of revenues that we recognize under our risk agreements with health plans;

•

our ability to navigate rules and regulations that govern our licensing and certification, as well as credentialing processes with private payors, before we can receive reimbursement for their services;

•	our ability to develop and maintain proper and effective internal control over financial reporting; and

•	other risks and uncertainties indicated in this registration statement, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the consolidated financial statements of Steward Value-Based Care and the related notes included or incorporated by reference in this prospectus, the information set forth under the headings “Risk Factors,” any applicable prospectus supplement and the documents to which we have referred to in the “Incorporate by Reference” section below.

Our Company

As of December 31, 2022, CareMax operated 60 centers in Florida, Tennessee, New York and Texas. CareMax offers a comprehensive range of medical services, including primary and preventative care, specialist services, diagnostic testing, chronic disease management and dental and optometry services under global capitation contracts.

CareMax’s comprehensive, high touch approach to health care delivery is powered by its CareOptimize technology platform. CareOptimize is a proprietary end-to-end technology platform that aggregates data and analyzes that data using proprietary algorithms and machine learning to support more informed care delivery decisions and to focus care decisions on preventative chronic disease management and the social determinants of health. CareMax believes that CareOptimize is designed to drive better outcomes and lower costs. CareMax has shifted from selling the CareOptimize platform to new outside customers for a software subscription fee and is instead focused on providing the software to affiliated practices of its managed services organization (“MSO”) to further improve financial, clinical and quality outcomes from the affiliated providers. As of September 30, 2022, this MSO serviced more than 100 independent physician associations (“IPAs”).

CareMax’s centers offer 24/7 access to care through employed providers and provide a comprehensive suite of high-touch health care and social services to its patients, including primary care, specialty care, telemedicine, health & wellness, optometry, dental, pharmacy and transportation. CareMax’s differentiated healthcare delivery model is focused on care coordination with vertically integrated ambulatory care and community-centric services. The goal of CareMax is to intercede as early as possible to manage chronic conditions for its patient members in a proactive, holistic, and tailored manner to provide a positive influence on patient outcomes and a reduction in overall healthcare costs. CareMax focuses on providing access to high quality care in underserved communities.

While CareMax’s primary focus is providing care to Medicare eligible seniors who are mostly 65+ (approximately 80% of revenue for the nine months ended September 30, 2022 and 2021 came from these patients), we also provide services to children and adults through Medicaid programs as well as through commercial insurance plans. Substantially all of CareMax’s Medicare patients are enrolled in MA plans which are run by private insurance companies and are approved by and under contract with Medicare. With MA, patients get all of the same coverage as original Medicare, including emergency care, and most plans also include prescription drug coverage. In many cases, MA plans offer more benefits than original Medicare, including dental, vision, hearing and wellness programs.

We believe we can translate the above premium services into economic benefits. By focusing on interventions that keep our patients healthy, we can capture the cost savings that our care model creates and reinvest them further in our care model. We believe these investments lead to better outcomes and improved patient experiences, which will drive further cost savings, power patient retention and enable us to attract new patients. We believe increasing cost savings over a growing patient population will deliver an even greater surplus to the organization, enabling us to reinvest to scale and fund new centers, progress our care model and enhance our technology.

Recent Developments

Effective November 10, 2022, CareMax completed the Steward Transaction. Through this transaction, CareMax became one of the largest independent senior-focused value-based care platforms in the United States. The Company will also serve as the exclusive value-based MSO for Steward’s Medicare Advantage network.

Corporate Information

We were incorporated in the State of Delaware in May 2020 as a special purpose acquisition company under the name Deerfield Healthcare Technology Acquisitions Corp. On July 21, 2020, we completed our IPO. On June 8, 2021, we consummated the Business Combination with CMG, and IMC. In connection with the Business Combination, we changed our name from Deerfield Healthcare Technology Acquisitions Corp. to CareMax, Inc.

Emerging Growth Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock held by non-affiliates equaled or exceeded $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equaled or exceeded $250 million as of the end of the prior June 30th, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our common stock held by non-affiliates equaled or exceeded $700 million as of the prior June 30th.

THE OFFERING

Issuer	CareMax, Inc. (f/k/a Deerfield Healthcare Technology Acquisitions Corp.)

Issuance of Class A Common Stock

Shares of Class A Common Stock offered by us	5,791,667 shares of Class A Common Stock issuable upon the exercise of the Warrants, consisting of (i) 2,916,667 shares of Class A Common Stock issuable upon the exercise of 2,916,667 Private Warrants and (ii) 2,875,000 shares of Class A Common Stock issuable upon the exercise of 2,875,000 Public Warrants.

Shares of Class A Common Stock outstanding prior to exercise of all Warrants	111,332,584 shares of Class A Common Stock

Shares of Class A Common Stock outstanding assuming cash exercise of all Warrants	117,124,251 shares of Class A Common Stock

Use of proceeds	We will receive up to an aggregate of approximately $66.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We do not believe it is likely that a Warrant holder would elect to exercise its warrants when our Class A Common Stock is trading below $11.50. See “Use of Proceeds.”

Exercise Price of Warrants	$11.50 per share, subject to adjustments as described herein.

Resale of Class A Common Stock and Warrants

Securities offered by the Selling Securityholders	(A) 58,657,003 shares of Class A Common Stock consisting of (i) an aggregate of 9,993,429 shares of Class A Common Stock originally purchased by Deerfield Partners and the Sponsor in the Deerfield PIPE Investments, (ii) 14,173,876 shares of Class A Common Stock purchased by certain investors in the Third-Party PIPE Investments, (iii) 3,136,990 Founder Shares, (iv) 21,208,093 shares of Class A Common Stock issued as consideration for the Business Combination at Closing, (v) up to 3,200,000 Earnout Shares that may be issued in the form of Class A Common Stock pursuant to the earnout provisions in the Business Combination Agreement, (vi) 3,200,000 Earnout Shares that were issued in the form of Class A Common Stock pursuant to the earnout provisions in the Business Combination Agreement, (vii) 384,615 shares of Class A Common Stock issued in the SMA Transaction and (viii) 3,360,000 shares of Class A Common Stock purchased by Deerfield Partners as a part of units in our initial public offering, which closed on July 21, 2020 and (B) 2,916,667 Private Warrants.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Class A Common Stock and Warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Warrants by the Selling Securityholders.

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere contained in or incorporated by reference in this prospectus.

Nasdaq Stock Market Symbols	Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “CMAX” and “CMAXW,” respectively.

RISK FACTORS

Investing in our securities involves risks. You should carefully review the risk factors below, the risk factors contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any risk factors that we may describe in our Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K filed subsequently, which risk factors are incorporated by reference in this prospectus, the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements” in this prospectus or under any similar heading in any applicable prospectus supplement or in any document incorporated herein or therein by reference, any specific risk factors discussed under the caption “Risk Factors” in any applicable prospectus supplement or in any document incorporated herein or therein by reference and the other information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement before making an investment decision. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any such risks and uncertainties actually occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our Common Stock and/or Public Warrants could decline, and you could lose all or part of your investment. See “Where You Can Find Additional Information,” “Incorporation by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Steward Transaction

The issuance of the Steward Share Consideration has resulted, and may in the future result, in dilution to our stockholders and may adversely affect us, including the market price of our securities.

The Steward Initial Share Consideration, which consisted of 23,500,000 shares of Class A Common Stock and was approximately 21% of the Company’s Class A Common Stock issued and outstanding as of the closing date of the Steward Transaction, resulted in a significant, immediate dilution to the Company’s stockholders. Additionally, upon the issuance of the Steward Earnout Share Consideration, there will be significant additional dilution to the Company’s stockholders, and even in the event that the Steward Earnout Share Consideration is not issued, the potential for the issuance of the Steward Earnout Share Consideration may negatively affect the trading price of the Company’s securities in anticipation of such dilution. Additionally, the dilution caused by the Steward Share Consideration could, among other things, limit the ability of our current stockholders to influence management of the Company.

Certain of the equityholders who received Steward Share Consideration are subject to lockup provisions that restrict the sale of the Class A Common Stock by such persons in excess of 4% of the total outstanding Class A Common Stock immediately following the closing of the Steward Transaction for one year, subject to certain exceptions, but sales of a substantial number of the shares issued as Steward Share Consideration in the public market, or the perception that such sales may occur, could adversely affect the market price of our securities, notwithstanding such lockup provisions.

The acquisition of Steward Value-Base Care may be more difficult, costly, or time-consuming than expected, and we may not realize the anticipated benefits of the Steward Transaction.

To realize the anticipated benefits from the Steward Transaction, we must successfully integrate and combine our business with that of Steward Value-Based Care. If we are not able to successfully achieve these objectives, the anticipated benefits of the Steward Transaction may not be realized fully or at all or may take longer to realize than expected. In addition, the actual benefits of the Steward Transaction could be less than anticipated, and integration may result in additional unforeseen expenses. In addition, we and Steward Value-Based Care operated independently until the completion of the Steward Transaction. It is possible that the integration process could result in the loss of one or more key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures, and policies that adversely affect each company’s ability to maintain relationships with doctors, patients, and employees or to achieve the anticipated benefits of the Steward Transaction. Integration efforts between the companies may also divert management attention and resources. These integration matters could have an adverse effect on CareMax for an undetermined period after completion of the Steward Transaction.

STEWARD VALUE-BASED CARE FINANCIAL INFORMATION

For information about Steward Value-Based Care’s operations and financial condition, see (i) the audited combined financial statements of Steward Value-Based Care for the fiscal years ended December 31, 2021 and 2020 and the related notes thereto, which are incorporated by reference herein, (ii) the unaudited combined financial statements of Steward Value-Based Care for the three and nine months ended September 30, 2022 included elsewhere in this prospectus, and (iii) the unaudited pro forma condensed combined financial information, and the related notes thereto, of CareMax as of and for the nine months ended September 30, 2022 and for the fiscal year ended December 31, 2021, included elsewhere in this prospectus.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Steward Value-Based Care

The following discussion and analysis summarize the significant factors affecting the consolidated operating results, financial condition, liquidity, capital resources and cash flows of Steward Value-Based Care as of and for the periods presented below. The following discussion and analysis should be read in conjunction with Steward Value-Based Care’s financial statements, and the related notes thereto included elsewhere in this prospectus, in addition to the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Steward Value-Based Care is a highly integrated physician network and managed care contracting business comprising more than 6,800 providers, including approximately 1,800 primary care physicians and approximately 5,000 specialty providers. Operating one of the largest accountable care organizations (“ACOs”) in the United States, Steward Value-Based Care participates in multiple Medicare value-based programs including Medicare Shared Savings Program (“MSSP”), Medicare Advantage (“MA”) and direct contracting entity (“DCE”) contracts.

Sparta Holding Co. LLC, which was formed for the purpose of holding the equity interests of Steward Value-Based Care, signed the Merger Agreement on May 31, 2022, which contemplated the sale to CareMax of Steward Value-Based Care, including its MSSP, MA, and DCE contracts. Effective November 10, 2022, CareMax completed the Steward Transaction and acquired Steward Value-Based Care.

Prior to the closing of the Steward Transaction, Steward Value-Based Care was part of Steward Health Care System LLC (“SHCS”). SHCS also operates two additional value-based businesses, commercial and Medicaid.

Value-based care requires population health management of attributed members. In MSSP and DCE, member attribution is based on historical medical experience of the patient, and in MA, attribution is based on primary care physician selection by the patient. Value-based care organizations must have a critical mass of attributed membership to achieve economies of scale on population health operations as well as to manage the risk.

Steward Value-Based Care’s estimated attributed membership as of September 30, 2022 was as follows:

MSSP members	107,013
DCE members	9,105
MA members	49,746
Total members	165,846

Steward Value-Based Care derives its revenue primarily from the following programs:

Medicare Shared Savings Program

The MSSP is sponsored by the Center for Medicare and Medicaid Services (“CMS”). The MSSP allows ACO participants to receive a share of cost savings they generate in connection with the management of costs and quality of medical services rendered to Medicare beneficiaries. Payments to ACO participants, if any, are calculated annually and paid once a year by CMS on cost savings generated by the ACO participant relative to the ACO participants’ CMS benchmark. Under the MSSP, an ACO must meet certain qualifications to receive the full amount of its allocable cost savings or they either receive nothing or are responsible for shared losses. The MSSP rules require CMS to develop a benchmark for savings to be achieved by each ACO if the ACO is to receive shared savings. An ACO that meets the MSSP’s quality performance standards will be eligible to receive a share of the savings to the extent its assigned beneficiary medical expenditures are below the medical expenditure benchmark provided by CMS. A Minimum Savings Rate (“MSR”), which varies depending on the number of beneficiaries assigned to the ACO, must be achieved before the ACO can receive a 75% share of the savings if quality performance standards are met. Once the MSR is surpassed, all the savings below the benchmark provided by CMS will be shared with the ACO.

MSSP quality measures typically function as an all-or-nothing gating for any earned surpluses in a given year (i.e., if the minimum quality thresholds are not met, the entire surplus earnings are forfeited). While Steward Value-Based Care believes the quality targets are currently achievable, CMS has broad discretion to change the measure thresholds in future performance years. Given the gating methodology, Steward Value-Based Care closely monitors any changes to the MSSP quality program and develops mitigation programs and initiatives to respond to these changes.

Steward Value-Based Care requested a reconsideration review of the results of the 2021 performance year after receiving the final 2021 unembargoed settlement notice in August 2022. On September 13, 2022, Steward Value-Based care submitted a formal notice requesting a reconsideration to CMS and contested the results of settlement on grounds that the regional trend used to calculate Steward Value-Based Care’s 2021 benchmark was not reflective of the severity and case mix of Steward Value-Based Care’s beneficiaries due to a significant flaw in the 2021 MSSP risk score methodology. As a result, Steward Value-Based Care’s benchmark amount was much lower than the true amount needed to treat Steward Value-Based Care’s patients which negatively impacted Steward Value-Based Care’s shared savings. Steward Value-Based Care believes the socioeconomic, racial, and ethnic disparities in the communities Steward Value-Based Care serves were not sufficiently contemplated in the model and were further exacerbated by the pandemic.

On December 14, 2022, Steward Value-Based Care received the response to their reconsideration review from CMS, whereby the review was dismissed. The resolution of this review did not have a material adverse effect on Steward Value-Base Care’s business, financial condition, operating results or cash flows.

Direct Contracting Entity Program

The DCE program is sponsored by the Center for Medicare and Medicaid Innovation (CMMI). Like MSSP, DCE participants receive a share in the cost savings they generate in connection with the management of costs and quality of medical services rendered to Medicare beneficiaries. Beginning in 2022, Steward Value-Based Care elected to participate in the professional track of the standard DCE model. The DCE model includes three voluntary payment model options which allow participants to take on risk and earn rewards by providing them with choices related to cash flows, beneficiary alignment and benefits enhancements. In addition to the annual settlement in the fourth quarter of the subsequent performance year, Steward Value-Based Care also receives monthly payments from CMMI during the performance year, which are reconciled against the final annual settlement. The DCE program will be retired on December 31, 2022, and replaced with the ACO Realizing Equity, Access, and Community Health (“ACO REACH”) program. Steward Value-Based Care had approximately 9,100 DCE members as of September 30, 2022. Effective January 1, 2023, Steward Value-Based Care intends to transition the DCE participants into the ACO REACH program, which retains many of the features of the DCE model including compensation.

Medicare Advantage

MA is a type of health insurance plan that provides Medicare benefits to people who qualify for Medicare through private commercial insurers. In a MA plan, a private insurance company provides coverage for inpatient hospital (Part A) and outpatient (Part B) services. Typically, the plan also includes prescription drug (Part D) coverage as well as other additional benefits such as dental. While specifics of contracts with commercial insurers might differ, the overall arrangements under MA are similar, whereby Steward Value-Based Care enters into agreements with payors to manage the cost and quality of a defined range of healthcare services for the members enrolled in that individual payor’s MA health plan. Steward Value-Based Care is entitled to shared savings or shared losses depending on metrics negotiated and for taking on partial financial risk for the attributed beneficiaries. Some MA arrangements also require Steward Value-Based Care to provide care coordination services under which it is paid a per-member, per-month (“PMPM”) rate for each member who is attributed by the payor to Steward Value-Based Care.

STEWARD VALUE-BASED CARE FINANCIAL INFORMATION

The following table presents Steward Value-Based Care’s revenues by type for the indicated time periods:

($ in thousands)	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
Risk contract revenue	$22,551	$12,577	$29,415	$51,224	$66,250	$7,624
Other revenue	$349	$254	$1,115	$805	$2,014	$1,754
Total revenue	$22,900	$12,831	$30,530	$52,029	$68,264	$9,378

The following table presents Steward Value-Based Care’s revenues by payor for the indicated time periods:

($ in thousands)	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
Government- based payors	$21,189	$9,579	$26,184	$45,106	$63,493	$5,909
MA payors	$1,711	$3,252	$4,346	$6,923	$4,771	$3,469
Total revenue	$22,900	$12,831	$30,530	$52,029	$68,264	$9,378

Key Factors Affecting Steward Value-Based Care’s Performance

Attributed Membership

Steward Value-Based Care has attributed membership for which it takes risk, through participation in MSSP, MA and DCE sponsored programs. Attributed membership in the MSSP and DCE programs are a function of the physician network within the ACO that is submitted to CMS/CMMI prior to the performance year. As of January 1, 2023, Compass Medical in Massachusetts (approximately 8,500 MSSP members as of September 30, 2022) will no longer participate in the MSSP program through Steward Value-Based Care.

Programs with Payors

Steward Value-Based Care derives its revenue primarily from the MSSP through a value-based risk program sponsored by CMS. The MSSP holds Steward Value-Based Care accountable for managing costs and quality of medical services rendered to attributed Medicare beneficiaries and, in return, allows it to share in either the cost savings or deficits it generates.

Effectively Manage the Cost of Care for Patients

The incentives in Steward Value-Based Care’s managed care contracts and Medicare programs require it to prudently manage the medical expense and quality of care for its patients. Steward Value-Based Care’s community care model leverages SHCS’s integrated delivery system and integrated value-based care model to manage population health and drive improvements in the efficiency and quality of care provided to its members. Steward Value-Based Care’s patients, however, retain the freedom to seek care at emergency rooms or hospitals; Steward Value-Based Care does not restrict their access to care.

Distributions

Steward Value-Based Care makes certain payments to its affiliated providers based on the provider’s performance within Steward Value-Based Care’s distribution model. The model measures provider’s performance on specific quality, patient experience, engagement and care coordination measures and is intended to optimize performance within MSSP, MA and DCE contracts. Distributions to providers are made 1-2 times per year and typically made 6-12 months after the risk performance year. Attributed membership in MSSP and DCE is a function of the physician network within the ACO that is submitted to CMS/CMMI prior to the performance year.

COVID-19

The COVID-19 pandemic continues to create high uncertainty and unpredictability in total medical expense trends, patient behavior in consuming health care services, and CMS/CMMI’s programmatic changes. Steward Value-Based Care is particularly exposed to the regulatory response to future pandemic impacts. In 2020 and 2021, the extreme and uncontrollable circumstances policy was in effect which mitigated these risks (e.g., quality thresholds were lowered), however, this policy may not be enacted in future pandemics or additional spikes in COVID-19. Steward Value-Based Care will continue to monitor the COVID-19 pandemic as well as resulting legislative and regulatory changes to manage its response and assess and mitigate potential adverse impacts to its business.

Management of Healthcare Costs

Steward Value-Based Care’s results of operations depend in large part on its ability to accurately predict and effectively manage healthcare costs through effective alignment with providers of care to its members, medical management and health and wellness programs, innovative programs and its ability to maintain or achieve improvement in its Centers for Medicare and Medicaid Services Star ratings. Several economic factors related to healthcare costs, such as regulatory mandates of coverage as well as direct-to-consumer advertising by providers and pharmaceutical companies, have a direct impact on the volume of care consumed by members. The potential effect of escalating healthcare costs, including increases in unit costs and utilization resulting from the aging of the population and other demographics, the impact of epidemics and pandemics, as well as advances in medical technology, may impose further risks to Steward Value-Based Care’s ability to profitably manage total medical expense and may have a material adverse impact on its results of operations.

Regulatory Trends and Uncertainties

Federal and state governments have enacted, and may continue to enact, legislation and regulations in response to the COVID-19 pandemic that have had, and Steward Value-Based Care expects will continue to have, a significant impact on health benefits, consumer eligibility for public programs and cash flows for all of its lines of business.

Components of Results of Operations

Revenue

Medicare revenue. Steward Value-Based Care’s revenue consists primarily of the annual earned surplus settlement from participation in MSSP. Revenue is recorded in each performance year based on estimates of the MSSP settlement that are derived using a third-party actuary and historical claims data provided by CMS. Revenue is adjusted in future periods as new information becomes available and CMS finalizes the MSSP settlement for the performance year.

Operating Expenses

Salaries, wages and fringe benefits. Steward Value-Based Care’s salaries, wages and fringe benefits consist primarily of population health staffing expenses including nurse care manager and performance liaisons.

General and administrative expenses. Steward Value-Based Care’s general and administrative expenses consist primarily of payments to providers of information technology services, professional services and consulting services.

Distribution expenses. Steward Value-Based Care’s distribution expenses consist primarily of performance-based bonus payments to providers who are affiliated with Steward Value-Based Care and have attributed membership in MSSP, MA and DCE contracts.

Results of Operations

Three Months Ended September 30, 2022 compared to Three Months Ended September 30, 2021

The following table sets forth Steward Value-Based Care’s consolidated statements of operations data for the periods indicated:

($ in thousands)	Three Months Ended September 30, 2022	% of revenue	Three Months Ended September 30, 2021	% of revenue	$ Change	% Change
Revenue:
Medicare revenue	$22,900	100.0%	$12,831	100%	$10,069	78.5%
Total revenue	22,900	100.0%	12,831	100%	10,069	78.5%
Operating expenses:
Salaries, wages and fringe benefits	2,070	-9%	3,036	-23.7%	(966)	-31.80%
General and administrative expenses	698	-3%	2,542	-19.8%	(1,844)	-72.50%
Distribution expenses	5,583	-24.4%	3,731	-29.1%	1,852	49.6%
Depreciation and amortization	—	0%	6	0%	(6)	-100.00%
Total expenses	8,351	-36.5%	9,315	-72.6%	(964)	-10.30%
Income from operations	14,549	63.5%	3,516	27.4%	11,033	313.8%
Income tax expense	427	-1.9%	159	-1.2%	268	168.6%
Net income	$14,122	61.7%	$3,357	26.2%	$10,765	320.7%

Medicare revenue. Medicare revenue was $22.9 million for the three months ended September 30, 2022, an increase of $10.1 million, or 78.5%, compared to $12.8 million for the three months ended September 30, 2021. During the third quarter of 2022, most of the increase was driven by a year-to-date true-up of Steward Value-Based Care’s 2022 MSSP and DCE performance as a result of revised estimates.

Salaries, wages and fringe benefits. Salaries, wages and fringe benefits were $2.1 million for the three months ended September 30, 2022, a decrease of $1.1 million, or 31.8%, compared to $3.0 million for the three months ended September 30, 2021. The decrease was due to reduced corporate allocations. Corporate allocations are based upon membership in MSSP and other non-Medicare programs. In addition to the reduction in corporate allocation percentage, we also decreased employee headcount in the three months ended September 30, 2022.

General and administrative expenses. General and administrative expenses were $0.7 million for the three months ended September 30, 2022, a decrease of $1.8 million, or 72.5%, compared to $2.5 million for the three months ended September 30, 2021. The decrease was due to reduced corporate allocations. In addition to the reduction in corporate allocation percentage, the Company experienced a reduction in vendor costs, as certain vendors were terminated in the three months ended September 30, 2022.

Distribution expenses. Distribution expenses were $5.6 million for the three months ended September 30, 2022, an increase of $1.9 million, or 49.6%, compared to $3.7 million for the three months ended September 30, 2021. The increase was primarily attributable to revenue adjustments related to performance obligations satisfied in prior periods. Steward Value-Based Care recognized a $2.2 million decrease in distribution expenses for the three months ended September 30, 2022 related to MSSP performance obligations satisfied in prior periods. In addition, Steward Value-Based Care recognized a $3.1 million increase in distribution expenses for the three months ended September 30, 2021 related to MSSP performance obligations satisfied in prior periods.

Depreciation and amortization. Depreciation and amortization did not change significantly for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. Intangible assets were fully amortized as of December 31, 2021.

Income tax expense. Income tax expense was $0.4 million for the three months ended September 30, 2022, an increase of $0.2 million, or 168.6%, compared to $0.2 million of income tax expense for the three months ended September 30, 2021. Steward Value-Based Care’s effective tax rate was 1.9% and 1.2% for the three months ended September 30, 2022 and 2021, respectively. Steward Value-Based Care’s effective tax rate for the three months ended September 30, 2022 and 2021 differs from the federal statutory income tax rate primarily due to the full valuation allowance recorded on its net federal and state deferred tax assets. The tax provision for the three months ended September 30, 2021 is primarily comprised of state taxes and income taxes on the amount of taxable income unable to be offset by net operating losses due to the 80% limitation under the Tax Cuts and Jobs Act.

Nine Months Ended September 30, 2022 compared to Nine Months Ended September 30, 2021

The following table sets forth Steward Value-Based Care’s consolidated statements of operations data for the periods indicated:

($ in thousands)	Nine Months Ended September 30, 2022	% of revenue	Nine Months Ended September 30, 2021	% of revenue	$ Change	% Change
Revenue:
Medicare revenue	$30,530	100%	$52,029	100%	$(21,499)	-41.3%
Total revenue	30,530	100%	52,029	100%	(21,499)	-41.3%
Operating expenses:
Salaries, wages and fringe benefits	6,654	-21.8%	8,283	-15.9%	(1,629)	-19.7%
General and administrative expenses	4,664	-15.3%	7,671	-14.7%	(3,007)	-39.2%
Distribution expenses	13,571	-44.5%	14,330	-27.5%	(759)	-5.3%

($ in thousands)	Nine Months Ended September 30, 2022	% of revenue	Nine Months Ended September 30, 2021	% of revenue	$ Change	% Change
Depreciation and amortization	—	0%	19	0%	(19)	-100.0%
Total expenses	24,889	-81.5%	30,303	-58.20%	(5,414)	-17.9%
Income from operations	5,641	18.5%	21,726	41.80%	(16,085)	-74.0%
Income tax expense	427	-1.4%	1,118	-2.10%	(691)	-61.8%
Net income	$5,214	17.1%	$20,608	39.60%	$(15,394)	-74.7%

Medicare revenue. Medicare revenue was $30.5 million for the nine months ended September 30, 2022, a decrease of $21.5 million, or 41.3%, compared to $52.0 million for the nine months ended September 30, 2021. During the second quarter of 2022, Steward Value-Based Care received the 2021 performance year annual settlement notice from CMS for MSSP and recognized a reduction to revenue of approximately $13.1 million for the nine months ended September 30, 2022. Steward Value-Based Care recognized a total reduction to revenue of $15.1 million for the nine months ended September 30, 2022, of which $13.1 million was related to the aforementioned 2021 MSSP settlement and the remaining balance of $2.0 million was related to MA performance obligations satisfied in prior periods. In addition, Steward Value-Based Care recognized a total increase to revenue of $16.1 million for the nine months ended September 30, 2021, from MSSP performance obligations satisfied in prior periods.

Salaries, wages and fringe benefits. Salaries, wages and fringe benefits were $6.7 million for the nine months ended September 30, 2022, a decrease of $1.6 million, or 19.7%, compared to $8.3 million for the nine months ended September 30, 2021. The decrease was due to reduced corporate allocations. Corporate allocations are based upon membership in MSSP and other non-Medicare programs. During the nine months ended September 30, 2022, membership in MSSP decreased and membership increased in other non-Medicare programs.

General and administrative expenses. General and administrative expenses were $4.7 million for the nine months ended September 30, 2022, a decrease of $3.0 million, or 39.2%, compared to $7.7 million for the nine months ended September 30, 2021. The decrease was due to reduced corporate allocations partially offset by transaction costs related to the Steward Transaction incurred in the nine months ended September 30, 2022. Corporate allocations are based upon membership in MSSP and other non-Medicare programs. Membership in MSSP decreased and membership increased in other non-Medicare programs.

Distribution expenses. Distribution expenses were $13.6 million for the nine months ended September 30, 2022, a decrease of $0.7 million, or 5.3%, compared to $14.3 million for the nine months ended September 30, 2021. The decrease was primarily attributable to revenue adjustments related to performance obligations satisfied in prior periods. Steward Value-Based Care recognized a $2.2 million decrease in distribution expenses for the nine months ended September 30, 2022, related to MSSP performance obligations satisfied in prior periods. The decrease was partially offset by a $2.7 million increase primarily attributable to the decrease in Medicare operating expense. In addition, Steward Value-Based Care recognized a $3.1 million increase in distribution expenses for the nine months ended September 30, 2021, related to MSSP performance obligations satisfied in prior periods. Distributions are a function of Medicare revenue less pre-distribution operating expenses, including salaries, wages, fringe benefits and general and administrative expenses. Lower pre-distribution operating expenses result in higher distribution expenses for affiliated physicians.

Depreciation and amortization. Depreciation and amortization did not change significantly for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. Intangible assets were fully amortized as of December 31, 2021.

Income tax expense. There was $0.4 million of income tax expense recognized for the nine months ended September 30, 2022, a decrease of $0.7 million, or 61.8%, compared to $1.1 million of income tax expense for the nine months ended September 30, 2021. There was no income tax expense recognized for the nine months ended September 30, 2022, because Steward Value-Based Care had a pre-tax loss due to the prior year revenue adjustment. Steward Value-Based Care’s effective tax rate was 0.0% and 5.3% for the nine months ended September 30, 2022, and 2021, respectively. Steward Value-Based Care’s effective tax rate for the nine months ended September 30, 2022, and 2021 differs from the federal statutory income tax rate primarily due to the full valuation allowance recorded on its net federal and state deferred tax assets. The tax provision for the nine months ended September 30, 2021, is primarily comprised of state taxes and income taxes on the amount of taxable income unable to be offset by net operating losses due to the 80% limitation under the Tax Cuts and Jobs Act.

Twelve Months Ended December 31, 2021, compared to Twelve Months Ended December 31, 2020

The following table sets forth Steward Value-Based Care’s consolidated statements of operations data for the periods indicated:

($ in thousands)	Twelve Months Ended December 31, 2021	% of revenue	Twelve Months Ended December 31, 2020	% of revenue	$ Change	% Change
Revenue:
Medicare revenue	$68,264	100%	$9,378	100%	$58,886	627.9%
Total revenue	68,264	100%	9,378	100%	58,886	627.9%
Operating expenses:
Salaries, wages and fringe benefits	11,539	-16.9%	10,641	-113.5%	898	8.4%
General and administrative expenses	8,235	-12.1%	14,636	-156.1%	(6,401)	-43.7%
Distribution expenses	20,265	-29.7%	27,142	-289.4%	(6,877)	-25.3%
Depreciation and amortization	25	0%	25	-0.3%	—	0%
Total expenses	40,064	-58.7%	52,444	-559.2%	(12,380)	-23.6%
Income (loss) from operations	28,200	41.3%	(43,066)	-459.2%	71,266	165.5%
Income tax expense	1,307	-1.9%	2,237	23.9%	(930)	-41.6%
Net income (loss)	$26,893	39.4%	$(45,303)	-483.1%	$72,196	159.4%

Medicare revenue. Medicare revenue was $68.3 million for the twelve months ended December 31, 2021, an increase of $58.9 million, or 627.9%, compared to $9.4 million for the twelve months ended December 31, 2020. This increase was primarily driven by revenue recognized from performance obligations satisfied in a prior period. There was $17.6 million of revenue recognized during the twelve months ended December 31, 2021, and a reduction to revenue of $27.5 million recognized during the twelve months ended December 31, 2020 from performance obligations satisfied in prior periods.

Salaries, wages and fringe benefits. Salaries, wages and fringe benefits were $11.5 million for the twelve months ended December 31, 2021, an increase of $0.9 million, or 8.4%, compared to $10.6 million for the twelve months ended December 31, 2020. In the twelve months ended December 31, 2020, there were significant furloughs and terminations due to the impact of COVID-19. Furloughed employees returned and the work force was expanded in 2021, resulting in an increased expense.

General and administrative expenses. General and administrative expenses were $8.2 million for the twelve months ended December 31, 2021, a decrease of $6.4 million, or 43.7%, compared to $14.6 million for the twelve months ended December 31, 2020. The decrease was due to reduced corporate allocations. Corporate allocations are based upon membership in MSSP and other non-Medicare programs. Membership in MSSP decreased and membership increased in other non-Medicare programs.

Distribution expenses. Distribution expenses were $20.3 million for the twelve months ended December 31, 2021, a decrease of $6.8 million, or 25.3%, compared to $27.1 million for the twelve months ended December 31, 2020. The decrease was due to lower distribution expenses for SHCS hospitals and employed physicians. Net distribution expenses are impacted by payments to SHCS hospitals and employed physicians and cost savings in the Medicare programs.

Depreciation and amortization. Depreciation and amortization did not change significantly for the twelve months ended December 31, 2021, compared to the twelve months ended December 31, 2020. Intangible assets were fully amortized as of December 31, 2021.

Income tax expense. Income tax expense was $1.3 million for the twelve months ended December 31, 2021, a decrease of $0.9 million, or 41.6%, compared to $2.2 million for the twelve months ended December 31, 2020. Steward Value-Based Care’s effective tax rates were 4.6% and (5.2%) for the twelve months ended December 31, 2021 and 2020, respectively. The difference between income tax expense derived by applying the federal statutory income tax rate to Steward Value-Based Care’s income before income taxes primarily relates to the valuation allowance recognized on deferred tax assets.

Liquidity and Capital Resources

Overview

As of September 30, 2022, Steward Value-Based Care had working capital of $60.2 million. Steward Value-Based Care’s principal sources of liquidity have been its operating cash flows and transfers from its parent company. Steward Value-Based Care has used these funds to meet its capital requirements, which consist of salaries, wages, fringe benefits, general and administrative expenses and distribution expenses. Steward Value-Based Care’s future capital expenditure requirements will depend on many factors, including the pace and scale of its expansion in new and existing markets, patient volume, and revenue growth rates. Steward Value-Based Care believes that its expected operating cash flows and, if necessary, transfers from its parent company, will continue to be sufficient to fund its operations and growth strategies for at least the next 12 months from the issuance of these financial statements.

The Impact of COVID-19

In January 2020, the Secretary of the U.S. Department of Health and Human Services declared a national public health emergency due to a novel strain of coronavirus. In March 2020, the World Health Organization declared the outbreak of COVID-19, a disease caused by this coronavirus, a pandemic.

Where applicable, the impact resulting from the COVID-19 pandemic during the nine months ended September 30, 2022 and the year ended December 31, 2021, have been considered. Steward Value-Based Care’s operations were scaled back significantly, and on-site staffing was reduced. CMS adjusted the quality reporting requirements for MSSP which mitigated a negative financial impact to Steward Value-Based Care. As part of the Coronavirus, Aid, Relief and Economic Security Act (“CARES Act”), companies were allowed to defer the deposit and payment of their share of Social Security taxes. As of September 30, 2022 and December 31, 2021, Steward Value-Based Care had $0.2 million and $0.2 million, respectively of deferred 2020 payments outstanding, included in “Accrued compensation and benefits” within the combined balance sheets. There are no other material impacts to the business from the COVID-19 pandemic. Management is actively monitoring the impact of the global pandemic on its financial condition, liquidity, operations, industry, and workforce.

Cash Flows

The following table summarizes Steward Value-Based Care’s cash flows for the periods presented:

($ in thousands)	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Net cash provided by (used in) operating activities	$(19,773)	$32,600
Net cash provided by (used in) investing activities	$—	$—
Net cash provided by (used in) financing activities	$19,773	$(32,600)

Operating Activities. Net cash used in operating activities for the nine months ended September 30, 2022 was $19.8 million, compared to $32.6 million provided by operating activities for the nine months ended September 30, 2021, a decrease of $52.8 million. The primary driver of the change was a $25.0 million improvement in working capital offset by a $15.4 million decrease in net income from operations. Working capital for the nine months ended September 30, 2022 was driven by a $32.2 million change in accounts receivable offset by a $7.3 million change in distribution liabilities and accounts payable and accrued expenses. Working capital changes are influenced by the timing of collections from CMS and commercial payers and the timing of distributions to affiliated providers.

Investing Activities. Steward Value-Based Care did not have any investing activities for the nine months ended September 30, 2022 or the nine months ended September 30, 2021.

Financing Activities. Net cash provided by financing activities for the nine months ended September 30, 2022 was $19.8 million compared to $32.6 million provided by financing activities during the nine months ended September 30, 2021. The amount of net cash provided by financing activities represents the net transfers from Steward Value-Based Care’s parent company.

($ in thousands)	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
Net cash provided by (used in) operating activities	$19,012	$(30,599)
Net cash provided by (used in) investing activities	$—	$—
Net cash provided by (used in) financing activities	$(19,012)	$30,599

Operating Activities. Net cash provided by operating activities for the twelve months ended December 31, 2021 was $19.0 million, compared to $30.6 million used in operating activities for the twelve months ended December 31, 2020, an increase of $49.6 million. The primary driver of the change is a $72.2 million increase in net income from operations offset by a $22.6 million decrease in working capital. Working capital decreased due to a $30.3 million change in accounts receivable offset by a $9.3 million change in distribution liabilities. Working capital changes are influenced by the timing of collections from CMS and commercial payers and the timing of distributions to affiliated providers.

Investing Activities. Steward Value-Based Care did not have any investing activities for the twelve months ended December 31, 2021 or the twelve months ended December 31, 2020.

Financing Activities. Net cash used in financing activities for the twelve months ended December 31, 2021 was $19.0 million compared to $30.6 million provided by financing activities during the twelve months ended December 31, 2020. The amount of net cash used in or provided by financing activities represents the net transfers to or from Steward Value-Based Care’s parent company, respectively.

Contractual Obligations and Commitments

To meet the requirements of the MSSP and participate in a two-sided model, Steward Value-Based Care entered into an arrangement with HUB International New England for a surety bond. The premium paid for the surety bond is recognized as prepaid expenses and is expensed over the life of the bond. In the second quarter of 2022, Steward Value-Based Care received approval from CMS to reduce its surety bond used to secure its ability to repay CMS for any shared savings losses from $23.3 million to $6.2 million.

Off-Balance Sheet Arrangements

Steward Value-Based Care did not have any off-balance sheet arrangements as of September 30, 2022.

Critical Accounting Policies and Estimates

The discussion and analysis of Steward Value-Based Care’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of the financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting Steward Value-Based Care’s reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which Steward Value-Based Care believe are the most critical to aid in fully understanding and evaluating its reported financial results are described below. Refer to Note 2 Summary of Significant Accounting Policies to the combined financial statements of Steward Value-Based Care for more detailed information regarding Steward Value-Based Care’s critical accounting policies.

Revenue

Steward Value-Based Care derives its revenue primarily from MSSP, DCE and MA arrangements, of which, management has concluded meet all of the criteria to be considered contracts under ASC Topic 606, Revenue from Contracts with Customers. The promised services under Steward Value-Based Care’s MSSP, DCE and MA arrangements are to manage population health services for beneficiaries for a given performance period. As part of these arrangements, Steward Value-Based Care stands ready to manage the population health services throughout the performance period.

Settlements with third-party payors for retroactive adjustments due to risk adjustment, finalization of surplus sharing, or claim audits, reviews or investigations are considered variable consideration and are included in the determination of the estimated transaction price. Steward Value-Based Care estimates the variable consideration that constitutes the transaction price of these arrangements by utilizing a third-party actuary who uses a variety of data sets provided by CMS, including historical claims from 2016 to present, benchmark and member assignment reports, and Quarterly Expenditure (QEXPU) reports, to project benchmark and total medical expenditures. Specifically, benchmarks by region are developed based on the member level cost and assignment information provided by CMS as part of their quarterly reporting, and expenditures by region are based on the expenditures for attributed members as reported in the monthly claims and claim line feed (CCLF) files from CMS. As Steward Value-Based Care’s performance obligation is met over time, revenue is recorded in each performance year using its estimation methods and consideration is made that it is probable that a significant reversal will not occur once any uncertainty associated with the variable consideration is subsequently resolved. Since Steward Value-Based Care has determined it only has one performance obligation under each of these arrangements, it allocates the full transaction price towards each arrangement’s individual performance obligation. Steward Value-Based Care settles with third-party payors for each performance year in the fourth quarter of the subsequent performance year. Estimated settlements are adjusted in the period when new information becomes available, or as years are settled or are no longer subject to such audits, reviews and investigations. Steward Value-Based Care recognizes revenue on a net basis as it does not control the services prior to transferring control to the customer.

Accounts Receivable

Receivables primarily consist of amounts due under risk contracts with various payors. Receivables due under risk contracts are recorded monthly based on reports received from payors and management’s estimate of risk adjustment payments to be received in subsequent periods for open performance years. Receivables are recorded and stated at the amount expected to be collected and probable that a significant reversal will not occur subsequently. As of September 30, 2022 and December 31, 2021, CMS comprised 94% and 94% of accounts receivable, respectively, and Steward Value-Based Care had no reserve for uncollectible amounts based on historical collectability of the business.

Distribution

Steward Value-Based Care has certain amounts payable to its affiliated providers that represent potential performance-based distributions pursuant to the participating provider agreements which have not yet been paid. The distributions payable amounts are recorded monthly based on a function of Steward Value-Based Care’s net income before certain non-operating expenses, depreciation, amortization and any distribution expense. Payments to Steward Value-Based Care’s affiliated providers are typically made 6-12 months after the risk performance year based on Steward Value-Based Care’s proprietary distribution model which measures provider’s performance on specific quality, patient experience, engagement and care coordination measures. Steward Value-Based Care also made distribution payments to certain of Parent’s affiliates in the same performance year that the amount was incurred. For the three months ended September 30, 2022 and 2021, Steward Value-Based Care made distribution expense payments of $4.0 million and $2.6 million to affiliates of its parent company, respectively. For the nine months ended September 30, 2022 and 2021, Steward Value-Based Care made distribution expense payments of $12.0 million and $7.4 million to affiliates of its parent company, respectively. For the twelve months ended December 31, 2021 and 2020, Steward Value-Based Care made distribution expense payments of $9.9 million and $27.0 million to affiliates of its parent company, respectively.

Intangible Assets

Intangible assets consist of amortizable intangible assets. Amortizable intangible assets include contracts and licenses and are amortized over five years. Amortizable intangible assets are reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. The gross carrying value of Steward Value-Based Care’s intangible assets was $127 thousand as of September 30, 2022 and December 31, 2021. The intangible assets were fully amortized as of December 31, 2021.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses primarily consist of consulting and general insurance accruals.

Income Taxes

Steward Value-Based Care accounts for income taxes under the provisions of ASC Topic 740, Income Taxes (“ASC 740”), which requires Steward Value-Based Care to utilize the asset and liability method. Income taxes as presented in Steward Value-Based Care’s financial statements attribute current and deferred income taxes of SHCS to Steward Value-Based Care’s financial statements in a manner that is systematic, rational and consistent with ASC 740. Accordingly, Steward Value-Based Care’s income tax provision was prepared following the separate return method. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of the assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. Steward Value-Based Care reduces its deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that it will not realize some portion or all of the deferred tax assets. Steward Value-Based Care considers relevant evidence, both positive and negative, to determine the need for a valuation allowance. Information evaluated includes its financial position and results of operations for the current and preceding years, the availability of deferred tax liabilities, and tax carrybacks, as well as an evaluation of currently available information about future years.

Steward Value-Based Care recognizes and measures uncertain tax positions and records tax benefits when it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. At each period-end, it is necessary for Steward Value-Based Care to make certain estimates and assumptions to compute the provision for income taxes, including allocations of certain transactions to different tax jurisdictions, amounts of permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. These estimates and assumptions are revised as new events occur, more experience is acquired, and additional information is obtained. The effect of these revisions is recorded in income tax expense or benefit in the period in which they become known.

Recent Accounting Pronouncements

See Note 2 to the combined financial statements of Steward Value-Based Care included or incorporated by reference in this prospectus for the impact of new accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact Steward Value-Based Care’s financial position due to adverse changes in financial market prices and rates. Steward Value-Based Care’s market risk exposure is primarily a result of exposure due to potential changes by CMS in services and inflation. Steward Value-Based Care does not have cash and cash equivalents, marketable debt securities or debt that are subject to market risk due to changes in interest rates. Steward Value-Based Care does not use derivative financial instruments in the normal course of business or for speculative or trading purposes.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of CareMax and Steward Value-Based Care and has been prepared to illustrate the effect of the Steward Transaction.

The unaudited pro forma condensed combined financial information reflects the acquisition method of accounting in accordance with Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”), on the basis of CareMax as the accounting acquiror and Steward Value-Based Care as the accounting acquiree and gives effect to the Steward Transaction, in the case of the statement of operations information, as though the transaction had occurred as of January 1, 2021 and, in the case of the balance sheet information, as though the transaction had occurred as of September 30, 2022. Under the acquisition method of accounting, the assets acquired and liabilities assumed of Steward Value-Based Care will be recorded by CareMax at their estimated fair values as of the date the Steward Transaction was completed. These unaudited pro forma condensed combined financial statements reflect the Steward Transaction based upon the estimated preliminary valuations. Actual fair values will be determined as of the effective date of the Steward Transaction and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is based on assumptions and estimates considered appropriate by CareMax’s management; however, it is not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and has been derived from and should be read in conjunction with the audited and unaudited historical financial statements of Steward Value-Based Care and CareMax and the notes thereto included or incorporated by reference in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

(in thousands)

	Historical		Transaction Accounting Adjustments
	CareMax	Steward Value-Based Care (Note 2)	Financing Adjustments (4)	Steward Transaction Adjustments	Notes (Note 3)	Pro Forma
ASSETS
CURRENT ASSETS
Cash	$53,315	$—	$67,049	$(95,049)	(1)	$25,315
Accounts receivable, net	85,766	78,489	—	—		164,255
Inventory	911	—	—	—		911
Prepaid expenses	21,653	31	—	—		21,684
Risk settlements due from providers	537	—	—	—		537

Total Current Assets	162,183	78,520	67,049	(95,049)		212,703
Property and equipment, net	18,125	—	—	—		18,125
Goodwill	465,058	—	—	256,576	(2)	721,634
Intangible assets, net	48,166	—	—	113,300	(2)	161,466
Deferred debt issuance costs	2,644	—	—	—		2,644
Other assets	11,258	—	—	—		11,258

Total Assets	$707,433	$78,520	$67,049	$274,827		$1,127,829

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$13,422	$—	$—	$—		$13,422
Accrued expenses	16,630	6,898	—	—		23,528
Risk settlements due to providers	50	11,440	—	—		11,490
Current portion of long-term debt	159	—	—	—		159
Other current liabilities	3,485	—	—	4,599	(3)	8,084

Total Current Liabilities	33,745	18,338	—	4,599		56,682
Derivative warrant liabilities	11,851	—	—	—		11,851
Long-term debt, less current portion	184,253	—	67,049	—	(4)	251,302
Other liabilities	8,379	—	—	203,775	(5)	212,154

Total Liabilities	238,228	18,338	67,049	208,374		531,989
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—		—
Class A common stock	9	—	—	2	(6)	11
Additional paid-in-capital	517,393	—	—	134,418	(6)	651,811
Retained (deficit) earnings	(48,197)	60,182	—	(67,967)	(7)	(55,982)

Total Stockholders’ Equity	469,205	60,182	—	66,453		595,840

Total Liabilities and Stockholders’ Equity	$707,433	$78,520	$67,049	$274,827		$1,127,829

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands)

	Historical		Transaction Accounting Adjustments
	CareMax	Steward Value-Based Care (Note 2)	Financing Adjustments (4)		Steward Transaction Adjustments	Notes (Note 3)	Pro Forma
Revenue
Medicare risk-based revenue	$373,677	$—		$—	$—		$373,677
Medicaid risk-based revenue	59,914	—		—	—		59,914
Other revenue	33,278	30,530		—	—		63,808

Total revenue	466,869	30,530		—	—		497,399
Operating expenses
External provider costs	320,104	13,571		—	—		333,675
Cost of care	87,925	—		—	—		87,925
Sales and marketing	7,955	—		—	—		7,955
Corporate, general and administrative	58,728	11,318		—	—		70,046
Depreciation and amortization	14,538	—		—	12,905	(8)	27,443
Acquisition related costs	3,549	—		—	—		3,549

Total operating expenses	492,799	24,889		—	12,905		530,593

Operating loss	(25,930)	5,641		—	(12,905)		(33,194)

Interest expense	(11,700)	—		(6,331)	—	(9)	(18,031)
Gain on remeasurement of warrant liabilities	(3,476	—		—	—		(3,476)
Loss on extinguishment of debt	(6,172)	—		—	—		(6,172)
Other income (expense), net	(420)	—		6,331	—	(10)	5,911

Loss before income tax	(47,698)	5,641		—	(12,905)		(54,962)

Income tax (provision) benefit	(532)	(427)		—	3,265	(11)	2,306

Net loss	$(48,230)	$5,214		$—	$(9,640)		$(52,656)

							0
Weighted average basic shares outstanding	87,415,801	N/A		—	23,500,000	(12)	110,915,801
Weighted average diluted shares outstanding	87,415,801	N/A		—	23,500,000	(12)	110,915,801
Net loss per share
Basic	$(0.55)	N/A	$		N/A		$(0.47)
Diluted	$(0.55)	N/A	$		N/A		$(0.47)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands)

	Historical		Transaction Accounting Adjustments
	CareMax	Steward Value-Based Care (Note 2)	Financing Adjustments (4)	Steward Transaction Adjustments	Notes (Note 3)	Pro Forma
Revenue
Medicare risk-based revenue	$233,282	$—	$—	$—		$233,282
Medicaid risk-based revenue	46,493	—	—	—		46,493

Other revenue	15,987	68,264	—	—		84,251

Total revenue	295,762	68,264	—	—		364,026
Operating expenses
External provider costs	206,747	20,265	—	—		227,012
Cost of care	57,566	—	—	—		57,566
Sales and marketing	4,955	—	—	—		4,955
Corporate, general and administrative	40,579	19,774	—	—		60,353
Depreciation and amortization	13,216	25	—	17,207	(8)	30,448
Acquisition related costs	1,522	—	—	10,422	(7)	11,944

Total operating expenses	324,585	40,064	—	27,629		392,278

Operating (loss) income	(28,822)	28,200	—	(27,629)		(28,251)

Interest expense	(4,492)	—	(8,441)	—	(9)	(12,933)
Gain on remeasurement of warrant liabilities	20,757	—	—	—		20,757
Gain on remeasurement of contingent earnout consideration	5,794	—	—	—		5,794
Loss on disposal of fixed assets	(50)	—	—	—		(50)
Gain on extinguishment of debt	1,630	—	—	—		1,630

Other expenses	(1,333)	—	8,441	—	(10)	7,108

(Loss) income before income tax	(6,516)	28,200	—	(27,629)		(5,945)

Income tax (provision) benefit	(159)	(1,307)	—	6,990	(11)	5,524

Net (loss) income	$(6,675)	$26,893	$—	$(20,639)		$(421)

Weighted average basic shares outstanding	52,620,980	N/A	—	23,500,000	(12)	76,120,980
Weighted average diluted shares outstanding	52,620,980	N/A	—	23,500,000	(12)	76,120,980
Net (loss) income per share
Basic	$(0.13)	N/A	$—	N/A		$(0.01)
Diluted	$(0.13)	N/A	$—	N/A		$(0.01)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of Presentation

This unaudited pro forma financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with CareMax as the accounting acquirer, and is derived from the unaudited CareMax and Steward Value-Based Care financial statements for the nine months ended September 30, 2022 and audited CareMax and Steward Value-Based Care financial statements for the year ended December 31, 2021.

The pro forma financial information has been prepared by CareMax for illustrative and informational purposes only in accordance with Article 11 of Regulation S-X. These pro forma financial statements are subject to finalization of the purchase price accounting and analysis of tax implications of the Steward Transaction and related adjustments. Accordingly, pro forma financial information is not necessarily indicative of what CareMax’s combined statement of operations or combined balance sheet would have been had the Steward Transaction and adjustments been completed as of the dates indicated or will be for any future periods.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible that the application of reasonable judgment could develop different assumptions, resulting in a range of alternative estimates using the same facts and circumstances. The allocation of the estimated consideration is preliminary and is pending finalization of various estimates, inputs and analyses. Since this pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the Steward Transaction, the actual amounts eventually recorded for the acquisition method of accounting, including identifiable intangibles and goodwill, may differ materially from the information presented.

Consideration which CareMax has transferred or expects to transfer to acquire Steward Value-Based Care has been attributed to the assets acquired and liabilities assumed based upon management’s preliminary estimate of what their respective fair values would be as of the date of the Steward Transaction.

At this preliminary stage, the estimated identifiable finite-lived intangible assets include the value of risk contracts and provider network. These finite-lived intangible assets are amortized over their estimated useful lives.

Goodwill represents the excess of the estimated purchase price over the estimated fair value of Steward Value-Based Care’s assets and liabilities, including the fair value of the estimated identifiable finite-lived intangible assets described above. Goodwill will not be amortized, but will be subject to periodic impairment testing. The calculation of goodwill and other identifiable intangible assets could be materially impacted by changing fair value measurements.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred, but are accounted for as expenses in the period in which the costs are incurred.

Note 2—Reclassification and Conforming Accounting Policies

At this time, CareMax is not aware of any material differences in accounting policies and financial statement classifications that would have a material impact on the pro forma financial information.

CareMax is in the process of evaluating Steward Value-Based Care’s accounting policies to determine whether there are material differences that require modification or reclassification of Steward Value-Based Care’s revenues, expenses, assets or liabilities to conform to CareMax’s accounting policies and classifications. As a result, CareMax may identify differences between the accounting policies of CareMax and Steward Value-Based Care that, when conformed, could have a material impact on the pro forma financial information.

Certain balances and transactions presented in the historical financial statements of Steward Value-Based Care included within the unaudited pro forma condensed combined financial information have been reclassified to conform to the presentation of CareMax financial statements as indicated in the tables below.

Steward Value-Based Care Condensed Consolidated Balance Sheet

Reclassifications as of September 30, 2022 (a)

(in thousands)

	As per unaudited historical financial statements	Reclassifications	As reclassified
CURRENT LIABILITIES
Accounts payable	$—	$—	$—
Accrued expenses	—	6,898	6,898
Accounts payable and accrued expenses	6,255	(6,255)	—
Accrued compensation and benefits	643	(643)	—
Distribution liabilities	11,440	(11,440)	—
Risk settlements due to providers	—	11,440	11,440
Current portion of long-term debt	—	—	—
Other current liabilities	—	—	—

Total Current Liabilities	18,338	—	18,338
STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—
Class A common stock	—	—	—
Additional paid-in-capital	—	—	—
Net parent investment	60,182	(60,182)	—
Retained earnings	—	60,182	60,182

Total Stockholders’ Equity	60,182	—	60,182

(a)	No reclassifications to assets were identified.

Steward Value-Based Care Condensed Statement of Operations

Reclassifications for the nine months ended September 30, 2022

(in thousands)

	As per unaudited historical financial statements	Reclassifications	As reclassified
Revenue
Revenue	$30,530	$(30,530)	$—
Other revenue	—	30,530	30,530

Total revenue	30,530	—	30,530
Operating expenses
External provider costs	—	13,571	13,571
Cost of care	—	—	—
Sales and marketing	—	—	—
Salaries, wages and fringe benefits	6,654	(6,654)	—
Corporate, general and administrative	—	11,318	11,318
Depreciation and amortization	—	—	—
General and administrative expenses	4,664	(4,664)	—
Distribution expenses	13,571	(13,571)	—
Acquisition related costs	—	—	—

Total operating expenses	24,889	—	24,889

Steward Value-Based Care Condensed Statement of Operations

Reclassifications for the year ended December 31, 2021

(in thousands)

	As per unaudited historical financial statements	Reclassifications	As reclassified
Revenue
Revenue	$68,264	$(68,264)	$—
Other revenue	—	68,264	68,264

Total revenue	68,264	—	68,264
Operating expenses
External provider costs	—	20,265	20,265
Cost of care	—	—	—
Sales and marketing	—	—	—
Salaries, wages and fringe benefits	11,539	(11,539)	—
Corporate, general and administrative	—	19,774	19,774
Depreciation and amortization	—	25	25
General and administrative expenses	8,235	(8,235)	—
Distribution expenses	20,265	(20,265)	—
Amortization expenses	25	(25)	—

Total operating expenses	40,064	—	40,064

Note 3—Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet (in thousands, except for share and per share amounts)

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022, are as follows:

(1) Represents payment of cash consideration of $24,814, seller’s transaction costs of $186 paid by CareMax, transaction costs in the amount of $3,000 due at closing of the Steward Transaction (the “Steward Closing”), and funding of the Financed Net Pre-Closing Medicare AR (as defined in the Merger Agreement) of $67,049, which is calculated as the value of the Steward Value-Based Care’s accounts receivable attributable to Medicare value-based payments for the period between January 1, 2021 and the Steward Closing, assumed for purposes of preparation of these pro forma financial statements to be the total September 30, 2022 accounts receivable balance of Steward Value-Based Care of $78,489, minus the amount of such payments payable to the affiliate physicians of the Targets (i.e. the related distribution liabilities), assumed for purposes of preparation of these pro forma financial statements to be the total September 30, 2022 distribution liabilities of Steward Value-Based Care of $11,440. The actual amount of the Financed Net Pre-Closing Medicare AR was determined at the time of the Steward Closing to be $35,510.

(2) Represents preliminary amounts assigned to new intangible assets, which includes risk contracts of $70,400, provider network of $42,900 and goodwill of $256,576.

The following table sets forth the preliminary estimate of the purchase consideration and fair values of the identifiable tangible and intangible assets CareMax expects to acquire from Steward Value-Based Care (in thousands):

Consideration
Cash consideration	$25,000
Equity consideration (a)	134,420
Contingent earnout consideration (b)	203,775
Funding of net accounts receivable	67,049
Transaction costs	(186)

Total purchase consideration	$430,058
Accounts receivable	78,489
Net working capital, excluding accounts receivable	(6,867)
Distribution liabilities	(11,440)
Intangible asset—Risk contracts	70,400
Intangible asset—Provider network	42,900
Goodwill	256,576

Net Assets Acquired	$430,058

(a)	Calculated as the 23.5 million shares multiplied by CareMax’s closing stock price as of the Steward Closing of $5.72.
(b)

Calculated as the 37.5 million shares the Company estimates that it will be obligated to issue to the Steward Seller Parties upon achievement of certain milestones as Steward Earnout Share Consideration, multiplied by CareMax’s closing stock price as of the Steward Closing of $5.72 and the estimated probability of payout of 95%.

The actual number of shares that will be issuable as contingent earnout consideration will be calculated as the number of shares of CareMax’s Class A Common stock that, when added to the initial share consideration of 23.5 million shares, would have represented 41% of the issued and outstanding shares of CareMax’s Class A Common Stock as of the Steward Closing, in each case after giving effect to issuances of Common Stock between the Steward Closing and June 30, 2023 in connection with 1) the exercise of warrants to purchase Common Stock outstanding as of the date of the Merger Agreement, 2) the potential earnout under CareMax’s June 2021 business combination and 3) any forfeitures, surrenders or other dispositions to CareMax of Class A Common Stock outstanding as of the Steward Closing.

(3) Represents accrual of the estimated transaction costs of $7,236 which were not due at the Steward Closing. Included in this amount is $5,000 due to the advisor only if the Company pays the earnout payment to the Steward Seller Parties upon achievement of certain milestones. In addition, this adjustment includes an estimated income tax benefit of $2,637 related to the transaction costs.

(4) At the time of the Steward Closing, CareMax was obligated to pay to the Seller an amount equal to the value of Steward Value-Based Care’s accounts receivable attributable to Medicare value-based payments for the period between January 1, 2021 and the Steward Closing, minus the amount of the related distribution liabilities due to the affiliate providers. This adjustment represents issuance of debt to fund the estimated Financed Net Pre-Closing Medicare AR CareMax expects to assume from Steward Value-Based Care. This Unaudited Pro Forma Condensed Financial Information was prepared under the assumption that to fund the Financed Net Pre-Closing Medicare AR the Company would draw $67,049 of the delayed draw term loans under the Company’s credit agreement, which as of September 30, 2022, bore interest at a rate of approximately 12.6% per year. At the Steward Closing, the Company entered into a credit agreement with a related party, as part of which it borrowed $35,510 to fund the Financed Net Pre-Closing Medicare AR at an interest rate of 12.0% per year.

(5) Represents preliminary estimate of the fair value of the contingent earnout consideration. This amount was calculated based on CareMax’s closing stock price as of the Steward Closing of $5.72 per share. A change of 10% to the probability of payout will result in a change of $20,378 to the contingent earnout consideration.

(6) Represents issuance of 23.5 million shares of Class A Common Stock and one share of a newly designated series of preferred stock of the Company, as part of the purchase consideration for Steward Value-Based Care. The preferred stock that was issued to the Sellers as part of the purchase consideration does not have economic rights, including rights to dividends or distribution upon liquidation, and therefore it is not a participating security. Accordingly, separate presentation of basic and diluted earnings per share of CareMax’s preferred stock under the two-class method is not presented for any periods.

(7) Represents elimination of Steward Value-Based Care retained earnings, estimated transaction costs of $10,422 (inclusive of the Seller’s transaction costs of $186), net of the related income tax benefit of $2,637, and impact of the assumption of the net working capital.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(8) Represents the expected amortization during the year ended December 31, 2021 and the nine months ended September 30, 2022, of the preliminary estimate of the finite-life intangible assets expected to be acquired in the Steward Transaction, assuming the Steward Transaction closed on January 1, 2021. Useful life of risk contracts is estimated to be 7 years and useful life of the provider network is estimated to be 6 years. These intangible assets will be amortized using the straight-line method of amortization. Change of 10% in the valuation of intangible assets would change amortization expense by $1,721 for the year ended December 31, 2021, and by $1,291 for the nine months ended September 30, 2022.

(9) Represents the estimate of the interest expense CareMax expected to incur on the delayed term loans it planned to draw under the Credit Agreement, which as of September 30, 2022, bore interest at a rate of approximately 12.6% per year, to fund the Financed Net Pre-Closing Medicare AR. A change of 1% to the interest rate would change interest expense by $670 for the year ended December 31, 2021 and $503 for the nine months ended September 30, 2022. While these pro forma financial statements were prepared under the assumption that CareMax would borrow $67,049 to fund the Financed Net Pre-Closing Medicare AR based on the methodology set forth in footnote (4) above, at the time of Steward Closing, the Financed Net Pre-Closing Medicare AR was determined to be $35,510.

(10) As per the Merger Agreement, the Steward Seller Parties will pay any costs associated with the financing of the Financed Net Pre-Closing Medicare AR. These adjustments of $8,441 for the year ended December 31, 2021 and $6,331 for the nine months ended September 30, 2022, represent expected reimbursement by the Seller Parties of the interest expense that CareMax expects to incur as part of that financing. While for purposes of these pro forma financials, these adjustments were calculated under the assumption that CareMax would borrow $67,049 to fund the Financed Net Pre-Closing Medicare AR based on the methodology set forth in footnote (4) above, at the time of Steward Closing, the Financed Net Pre-Closing Medicare AR was determined to be $35,510.

(11) Reflects income tax effect of pro forma adjustments using CareMax’s estimated statutory tax rate of 25.3%.

(12) Pro forma weighted average common shares outstanding assumes 87.4 million shares of CareMax Class A outstanding at the time of the Steward Transaction and the issuance of 23.5 million shares of CareMax Class A common stock to the Steward Seller Parties at the Steward Closing. Effect of all potentially dilutive securities, which are shown in the table below, is excluded as it would have been anti-dilutive (shares in thousands):

	Nine months ended September 30, 2022	Twelve months ended December 31, 2021
Series A Warrants and Series B Warrants	8,000	8,000
Public and Private Warrants	5,792	5,792
Earnout Shares	3,200	3,200
Unvested restricted stock units	3,164	1,126
Unvested performance stock units	189	66
Unvested options	379	131

Total	20,724	18,315

In addition, the estimated 37.5 million shares of CareMax Class A common stock that the Company would be obligated to issue to the Steward Seller Parties upon achievement of certain performance milestone is excluded, because the contingency would not have been met as of September 30, 2022.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the cash exercise of all outstanding Warrants, we will receive an aggregate of approximately $66.6 million. We expect to use the net proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes, which may include potential acquisitions. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

We do not believe it is likely that a warrant holder would elect to exercise Warrants when our Class A Common Stock is trading below $11.50, and any cash proceeds that would be received by the Company is dependent on the trading price of the Class A Common Stock underlying the Warrants. We do not believe that the warrant holders’ failure to exercise warrants for cash would have a material impact on our liquidity, financial position or result of operations.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on the Nasdaq Global Select Market under the symbol “CMAXW.”

We cannot currently determine the price or prices at which shares of our Class A Common Stock or Warrants may be resold by the Selling Securityholders under this prospectus.

SELLING SECURITYHOLDERS

The Selling Securityholders acquired the shares of Class A Common Stock and Private Warrants from us in private offerings, each pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Pursuant to the Amended and Restated Registration Rights Agreement and the Warrant Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale the shares of our Class A Common Stock, and the Private Warrants (and shares of Class A Common Stock that may be issued upon exercise of the Private Warrants), issued to the Selling Securityholders, as further detailed in “Certain Relationships with Selling Securityholders” below.

The following table sets forth, based on written representations from the Selling Securityholders, certain information as of January 3, 2023 regarding the beneficial ownership of our Class A Common Stock and Private Warrants by the Selling Securityholders and the shares of Class A Common Stock and Private Warrants being offered by the Selling Securityholders. The applicable percentage ownership of Class A Common Stock is based on 111,332,584 shares of Class A Common Stock outstanding as of January 3, 2023. Information with respect to shares of Class A Common Stock and Private Warrants owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock and Private Warrants offered and no other purchases or sales of our Class A Common Stock or Private Warrants. The Selling Securityholders may offer and sell some, all or none of their shares of Class A Common Stock or Private Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Class A Common Stock that they beneficially own, subject to applicable community property laws.

Up to 2,875,000 shares of Class A Common Stock issuable upon exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes therein.

Unless otherwise indicated below, the address of each Selling Securityholder listed in the table below is c/o CareMax, Inc., 1000 NW 57 Court, Suite 400, Miami, FL 33126.

	Shares of Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
					Number	Percent	Number	Percent
Alua Master Fund LP(1)(35)	1,381,767	—	1,381,767	—	—	—	—	—
Sellcore, Inc.(2)(35)	500,000	—	500,000	—	—	—	—	—
Antipodean Domestic Partners, LP(3)(35)	425,000	—	425,000	—	—	—	—	—
Avidity Capital Fund II LP(4)(35)	64,093	—	64,000	—	93	*	—	—
Avidity Master Fund LP(4)(35)	636,760	—	636,000	—	760	*
Guardian Small Cap Core VIP Fund(5)(35)	213,620	—	213,620	—	—	—	—	—
ClearBridge Small Cap CIF(5)(35)	9,670	—	9,670	—	—	—	—	—
ClearBridge Small Cap Fund(5)(35)	752,440	—	752,440	—	—	—	—	—
Affiliates of Eminence Capital, LP(6)(35)	10,039,021	—	3,738,120	—	6,300,901	5.66%	—	—
Maverick Fund II, Ltd.(7)(35)	679,445	—	679,445	—	—	—	—	—
Maverick Fund USA, Ltd.(7)(35)	1,566,372	—	1,566,372	—	—	—	—	—

	Shares of Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
					Number	Percent	Number	Percent
Maverick Long Fund, Ltd.(7)(35)	58,651	—	58,651	—	—	—	—	—
Maverick Long Enhanced Fund, Ltd.(7)(35)	195,532	—	195,532	—	—	—	—	—
Integrated Core Strategies (US) LLC(8)(35)	2,023,632	—	208,204	—	1,815,428	1.63%	—	—
Perceptive Life Sciences Master Fund, Ltd(9)(35)	3,000,000	—	3,000,000	—	—	—	—	—
Hawkes Bay Master Investors (Cayman) L.P.(10)(35)	391,567	—	391,567	—	—	—	—	—
North River Investors (Bermuda) L.P.(10)(35)	182,861	—	182,861	—	—	—	—	—
North River Partners, L.P. (10)(35)	147,718	—	147,718	—	—	—	—	—
Schroder Investment Management (Luxembourg) S.A.(10)(35)	22,909	—	22,909	—	—	—	—	—
O.M. Investment Group, Inc. (11)(36)	6,400,926	—	7,361,744	—	—	—	—	—
C.G.D. Investment Group, Inc.(12)(36)	2,894,429	—	3,328,900	—	—	—	—	—
Joseph N. DeVera, Inc.(13)(36)	1,332,445	—	1,534,705	—	—	—	—	—
Jonathan Paul De Vera(14)(36)	15,000	—	15,000	—	—	—	—	—
NKP Caremax, LLC(15)(36)	699,506	—	804,506	—	—	—	—	—
Mouquin Trotter, Inc.(16)(36)	1,203,763	—	1,251,215	—	—	—	—	—
Athyrium Opportunities III Acquisition LP(17)(36)	13,194	—	13,194	—	—	—	—	—
Athyrium Opportunities III Acquisition 2 LP(18)(36)	4,474,025	—	4,474,025	—	—	—	—	—
IMC Holdings, L.P.(19)(36)	684	—	1,450,684	—	—	—	—	—
Comvest IMC Holdings, LLC(20)(36)	5,290,687	—	5,290,687	—	—	—	—	—
Operating Advisory Group, LLC(20)(36)	74,913	—	74,913	—	—	—	—	—
Justo Pozo(20)(36)	67,422	—	67,422	—	—	—	—	—
Bill Lamoreaux(20)(36)	397,004	—	397,004	—	—	—	—	—
John Randazzo(20)(36)	50,685	—	50,685	—	—	—	—	—
Mayda Antun, M.D.(20)(36)	67,422	—	67,422	—	—	—	—	—
Tom Aponte(20)(36)	22,474	—	22,474	—	—	—	—	—
Ismael Caicedo(20)(36)	22,474	—	22,474	—	—	—	—	—
Pablo Alonso(20)(36)	3,949	—	3,949	—	—	—	—	—
Gordon Carroll(20)(36)	11,147	—	11,147	—	—	—	—	—
Kevin Wirges(21)(36)	154,948	—	146,080	—	8,868	*	—	—
Douglas Cowieson(20)(36)	67,422	—	67,422	—	—	—	—	—
Felix German(20)(36)	28,091	—	28,091	—	—	—	—	—

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
					Number	Percent	Number	Percent
Cristina Pinckney(20)(36)	22,474	—	22,474	—	—	—	—	—
Karen Pacheco(20)(36)	28,091	—	28,091	—	—	—	—	—
Kevin Blank(20)(36)	39,449	—	39,449	—	—	—	—	—
Steven Hochberg(22)	50,000	—	50,000	—	—	—	—	—
Deerfield Partners, L.P.(23)	18,641,423	2,158,333	18,641,423	2,158,333	—	—	—	—
Tara Acquisition LLC(24)(37)	262,873	—	262,873	—	—	—	—	—
Gary Davis 1995 Trust for Children Howard Sharfstein, Trustee(25)(37)(38)	56,667	46,667	10,000	46,667	46,667	*	—	—
Jane B. Hankin(26)(37)(38)	17,500	17,500	—	17,500	17,500	*	—	—
Anthony Wolk(27)(37)(38)	31,427	14,583	16,844	14,583	14,583	*	—	—
Randy Simpson(28)	421,063	—	139,754	—	281,309	*	—	—
Richard Barasch(29)(37)(38)	637,667	562,917	74,750	562,917	562,917	*	—	—
Christopher Wolfe(30)	306,529	116,667	189,862	116,667	116,667	*	—	—
Dr. Peter J. Fitzgerald(31)	25,000	—	25,000	—	—	—	—	—
Dr. Linda Grais(32)	25,000	—	25,000	—	—	—	—	—
Hon. Dr. David J. Shulkin(33)	25,000	—	25,000	—	—	—	—	—
Mohsin Jaffer, MD(34)	384,615	—	384,615	—	—	—	—	—
Pensionkassen for Sygeplejersker og Laegesekretaerer(20)(36)	428,868	—	428,868	—	—	—	—	—
Pensionkassen for Sundhedsfaglige(20)(36)	186,464	—	186,464	—	—	—	—	—
Pensionkassen for Socialradgivere, Socialpcedagoger og Kontorpersonale(20)(36)	316,990	—	316,990	—	—	—	—	—
Ardy Pallin(20)(36)	67,422	—	67,422	—	—	—	—	—
Otto Campo(20)(36)	34,592	—	34,592	—	—	—	—	—

*	Less than one percent
(1)

Alua Capital Management LP, the investment manager of the Selling Securityholder, has voting and investment control of the shares held by the Selling Securityholder. Tom Purcell and Marco Tablada are the Co-Presidents of Alua Capital Management LP. and may be deemed to be the beneficial owners of such shares. Mr. Purcell and Mr. Tablada, however, disclaim any beneficial ownership of the shares held by the Selling Securityholder.

(2)	SellCore, Inc. is a wholly-owned subsidiary of Elevance Health, Inc.
(3)

Antipodean Advisors LLC, the investment manager of the Selling Securityholder, has voting and investment control of the shares held by the Selling Securityholder. Eric Chen is the Managing Member of Antipodean Advisors LLC. And may be deemed to be the beneficial owner of such shares. Eric Chen, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder.

(4)

Avidity Capital Partners Fund (GP) LP is the general partner of Avidity Master Fund LP and Avidity Capital Fund II LP (collectively, the “Avidity Funds”). Avidity Capital Partners (GP) LLC is the general partner of Avidity Capital Partners Fund (GP) LP. David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC and may be deemed to have voting and dispositive power over the securities held directly by the Avidity Funds. The address of the Avidity Funds is 2828 N. Harwood St., Suite 1220, Dallas, TX 75201.

(5)

ClearBridge Investments, LLC is the discretionary investment adviser of ClearBridge Small Cap Fund, ClearBridge Small Cap CIF and Guardian Small Cap Core VIP Fund (collectively, the “ClearBridge Funds”). Albert Grosman and Brian Lund are portfolio managers at ClearBridge Investments, LLC and have voting and investment control of the securities held by the ClearBridge Funds. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the Selling Securityholder did not have any agreements or understandings with any person to distribute such securities.

(6)

Represents (a) 3,250,521 shares owned of record by Eminence Holdings LLC (“Eminence Holdings”) and (b) 487,599 shares owned of record by EC Longhorn LLC (“Longhorn”) and includes 6,300,901 shares of Class A Common Stock that are not registered hereunder. Eminence Capital, LP (“Eminence Capital”) serves as the investment adviser to each of Eminence Holdings and Longhorn. Ricky C. Sandler is the Chief Executive Officer of Eminence Capital. Mr. Sandler and Eminence Capital may be deemed to have shared voting and dispositive power over the shares owned of record by Eminence Holdings and Longhorn. Each of Mr. Sandler and Eminence Capital expressly disclaims beneficial ownership of such securities. The principal business address of Eminence Capital, LP and its affiliates is 399 Park Avenue, 25th Floor, New York, New York 10022.

(7)

Maverick Capital, Ltd., or Maverick Capital, is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and acts as the investment adviser to each of Maverick Fund USA, Ltd., Maverick Fund II, Ltd, Maverick Long Fund, Ltd. And Maverick Long Enhanced Fund, Ltd. Maverick Capital Management, LLC, or Maverick Management, is the general partner of Maverick Capital. Lee S. Ainslie III is the manager of Maverick Management. The address for the Maverick Fund USA, Ltd. and Maverick Fund II, Ltd. is c/o Maverick Capital, Ltd., 1900 N. Pearl Street, 20th Floor, Dallas, Texas 75201.

(8)

Includes 2,023,632 shares of the Company’s Class A Common Stock beneficially owned by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”) (consisting of: (a) 208,204 shares of the Company’s Class A Common Stock purchased in a private placement pursuant to a subscription agreement dated December 18, 2020; (b) 1,744,428 shares of the Company’s Class A Common Stock acquired separately from the subscription agreement; and (c) listed options to purchase 71,000 shares of the Company’s Class A Common Stock). Does not include: (i) 5,400 shares of the Company’s Class A Common Stock (issuable upon exercise of certain warrants) beneficially owned by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”); (ii) 2,309 shares of the Company’s Class A Common Stock beneficially owned by Integrated Assets III LLC, a Delaware limited liability company (“Integrated Assets III”); and (iii) 24,750 shares of the Company’s Class A Common Stock beneficially owned by Integrated Assets, Ltd., an exempted company organized under the laws of the Cayman Islands (“Integrated Assets”). Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and Integrated Assets III and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Integrated Assets III. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and Integrated Assets and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Integrated Assets III. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, ICS Opportunities, Integrated Assets III and Integrated Assets. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, ICS Opportunities, Integrated Assets III or Integrated Assets, as the case may be. The address of Integrated Core Strategies is c/o Millennium Management LLC, 399 Park Avenue New York, New York 10022.
(9)

Perceptive Advisors LLC (Perceptive) is the investment manager to the Master Fund and may be deemed to beneficially own the securities directly held by the Master Fund. Joseph Edelman is the managing member of Perceptive. Perceptive and Mr. Edelman may be deemed to beneficially own the shares held by the Master Fund. The address of Perceptive is 51 Astor Place, 10th Floor, New York, New York 10003.

(10)

Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership (within the meaning of Rule 13d — 3 promulgated under the Exchange Act) of the securities, all of which are held of record by the entity or a nominee on its behalf. Wellington Management Company LLP, the investment adviser to the securityholder, is an investment adviser registered under the Investment Advisers Act of 1940 and is an indirect subsidiary of Wellington Management Group LLP. The business address of Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

(11)

Carlos de Solo, our Chief Executive Officer and President and a member of our Board, beneficially owns the shares of Class A Common Stock held by O.M., as the Selling Securityholder. Includes 960,818 shares of Class A Common Stock that were issued as Earnout Shares, and solely with respect to the “Shares of Class A Common Stock Offered” includes 960,818 shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement.

(12)

Alberto de Solo, our Executive Vice President and Chief Operating Officer, beneficially owns the shares of Class A Common Stock held by C.D.G., as the Selling Securityholder. Includes 434,471 shares of Class A Common Stock that were issued as Earnout Shares, and “Shares of Class A Common Stock Offered” includes 434,471 shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement.

(13)

Joseph N. De Vera, our former Senior Vice President and Legal Counsel, beneficially owns the shares of Class A Common Stock held by Joseph N. De Vera, Inc., as the Selling Securityholder. Includes 202,259 shares of Class A Common Stock that were issued as Earnout Shares, and “Shares of Class A Common Stock Offered” includes 202,260 shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement.

(14)	Consists of 15,000 shares Class A Common Stock previously held by Joseph N. De Vera, Inc. and gifted to Jonathan Paul De Vera.
(15)

Nayan K. Pathak beneficially owns the shares of Class A Common Stock held by NKP CareMax LLC, as the Selling Securityholder. Includes 105,000 shares of Class A Common Stock that were issued as Earnout Shares, and “Shares of Class A Common Stock Offered” includes 105,000 shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement.

(16)

Benjamin Quirk, our former Senior Vice President and Chief Strategy Officer, beneficially owns the shares of Class A Common Stock held by Mouquin Trotter, Inc., as the Selling Securityholder. Includes 47,452 shares of Class A Common Stock that were issued as Earnout Shares, and “Shares of Class A Common Stock Offered” includes 47,452 shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement.

(17)

Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Athyrium Opportunities III Acquisition LP as a partner of IMC Holdings, LP. Athyrium Opportunities Associates III GP LLC is the general partner of Athyrium Opportunities Associates III LP, which is the general partner of Athyrium Opportunities III Acquisition LP. Jeffrey A. Ferrell is President of Athyrium Opportunities Associates III GP LLC and the Managing Member of Athyrium Funds GP Holdings LLC, which is the Managing Member of Athyrium Opportunities Associates III GP LLC, and in his capacity as such may be deemed to exercise shared voting and investment power over the shares owned by Athyrium Opportunities III Acquisition LP. Jeffrey A. Ferrell and each of the foregoing entities disclaims beneficial ownership of such shares that he or it does not directly own except to the extent of his or its pecuniary interest therein. The business address of each of the foregoing is c/o Athyrium Capital Management, LP, 505 Fifth Avenue, Floor 18, New York, New York 10017.
(18)

Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Athyrium Opportunities III Acquisition 2 LP as a partner of IMC Holdings, LP. Athyrium Opportunities Associates III GP LLC is the general partner of Athyrium Opportunities Associates III LP, which is the general partner of Athyrium Opportunities III Acquisition 2 LP. Jeffrey A. Ferrell is President of Athyrium Opportunities Associates III GP LLC and the Managing Member of Athyrium Funds GP Holdings LLC, which is the Managing Member of Athyrium Opportunities Associates III GP LLC, and in his capacity as such may be deemed to exercise shared voting and investment power over the shares owned by Athyrium Opportunities III Acquisition 2 LP. Jeffrey A. Ferrell and each of the foregoing entities disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address of each of the foregoing is c/o Athyrium Capital Management, LP, 505 Fifth Avenue, Floor 18, New York, New York 10017.

(19)

The shares listed under “Common Stock Beneficially Owned Prior to Offering” have been allocated to former partners of IMC Holdings, L.P., which has been dissolved. “Shares of Class A Common Stock Offered” includes 1,450,000 shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement, which shares will be distributed to former partners of IMC Holdings, L.P. if and when issued.

(20)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to the partners of IMC Holdings, LP.
(21)

Kevin Wirges is our Executive Vice President, Chief Financial Officer and Treasurer. Consists of (i) 146,080 shares of Class A Common Stock previously held by IMC Holdings, LP, and distributed to Mr. Wirges as a partner in IMC Holdings, LP, (ii) 4,434 shares of Class A Common Stock issued to Mr. Wirges upon the vesting of restricted stock units and (iii) 4,434 shares of Class A Common Stock that may be acquired pursuant to the exercise of stock options within 60 days after January 3, 2022.

(22)

Comprised of 50,000 Founder Shares held directly by Steven Hochberg, a partner in Deerfield Management, for the benefit, and at the direction, of Deerfield Management initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Steven Hochberg for the same per-share price initially paid by the Sponsor.

(23)

The securities offered pursuant to this prospectus consist of: (i) 15,811,090 shares of Class A Common Stock; (ii) 672,000 shares of Class A Common Stock underlying an equal number of Public Warrants held directly by Deerfield Partners; and (iii) 2,158,333 Private Warrants and an equal number shares of Class A Common Stock underlying such Private Warrants. Deerfield Mgmt, L.P. is the general partner of Deerfield Partners. Deerfield Management is the investment manager of Deerfield Partners. James E. Flynn is the sole member of the general partner of each of Deerfield Management and Deerfield Mgmt, L.P. Each of Deerfield Mgmt, L.P., Deerfield Management and Mr. Flynn may be deemed to beneficially own the securities held directly by Deerfield Partners. Common Stock Beneficially Owned Prior to Offering does not include 50,000 shares of Class A Common Stock held by Steven Hochberg, a partner in Deerfield Management, for the benefit, and at the direction, of Deerfield Management, which is the investment manager of Deerfield Partners.

(24)

Comprised of 262,873 shares of Class A Common Stock previously held by the Sponsor, distributed to RAB Ventures (DFP) LLC (“RAB”) as a member of the Sponsor and subsequently distributed to Tara Acquisition LLC as a member of RAB.

(25)

Comprised of 10,000 shares of Class A Common Stock, 46,667 Private Warrants and an equal number shares of Class A Common Stock underlying such Private Warrants previously held by the Sponsor, distributed to RAB as a member of the Sponsor and subsequently distributed to the Gary Davis 1995 Trust for Children Howard Sharfstein, Trustee, as a member of RAB.

(26)

Comprised of 17,500 Private Warrants and an equal number shares of Class A Common Stock underlying such Private Warrants previously held by the Sponsor, distributed to RAB as a member of the Sponsor and subsequently distributed to Jane B. Hankin as a member of RAB.

(27)

Comprised of 16,844 shares of Class A Common Stock, 14,583 Private Warrants and an equal number shares of Class A Common Stock underlying such Private Warrants previously held by the Sponsor, distributed to RAB as a member of the Sponsor and subsequently distributed to Anthony Wolk as a member of RAB.

(28)

Comprised of 281,309 shares of Class A Common Stock that are not registered hereunder and 139,754 shares of Class A Common Stock underlying an equal number of Public Warrants, in each case held by Randy Simpson, our former director.

(29)

Richard Barasch is the former Executive Chair of our Board. Comprised of: (i) 50,000 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Richard Barasch for the same per-share price initially paid by the Sponsor and (ii) 24,750 shares of Class A Common Stock, 562,917 Private Warrants and an equal number shares of Class A Common Stock underlying such Private Warrants previously held by the Sponsor, distributed to RAB as a member of the Sponsor and subsequently distributed to Richard Barasch as a member of RAB.

(30)

Christopher Wolfe is the former Chief Financial Officer of DFHT. Comprised of: (i) 50,000 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Christopher Wolfe for the same per-share price initially paid by the Sponsor; (ii) 134,750 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and distributed to RAB as a member of the Sponsor; (iii) 116,667 Private Warrants, and an equal number shares of Class A Common Stock underlying such Private Warrants, initially purchased by the Sponsor at a price of $1.50 per Private Warrant and distributed to Christopher Wolfe as a member of the Sponsor; and (iv) 5,112 shares of Class A Common Stock initially purchased by the Sponsor in the Deerfield PIPE Investments for a purchase price of $10.00 per share and distributed to Christopher Wolfe as a member of the Sponsor.

(31)

Dr. Peter J. Fitzgerald is a former director of DFHT. Comprised of 25,000 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Dr. Peter J. Fitzgerald for the same per-share price initially paid by the Sponsor.

(32)

Dr. Linda Grais is a former director of DFHT. Comprised of 25,000 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Dr. Linda Grais for the same per-share price initially paid by the Sponsor.

(33)

Hon. Dr. David J. Shulkin serves on our Board as a director. Comprised of 25,000 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Hon. Dr. David J. Shulkin for the same per-share price initially paid by the Sponsor.

(34)

Represents the 384,615 shares of Class A Common Stock received as consideration for the SMA Transaction at a value of approximately $13.00 per share. See “Certain Relationships with Selling Securityholders —SMA Transaction” below for further description of the SMA Transaction.

(35)	The shares being registered for resale on this prospectus were acquired in connection with the Third-Party PIPE Investments for a purchase price of $10.00 per share.
(36)	The shares being registered for resale on this prospectus were issued as consideration for the Business Combination at Closing at a reference price of $10.00 per share.
(37)

Shares of Class A Common Stock distributed to RAB as a member of the Sponsor and subsequently distributed to the respective Selling Securityholder as a member of RAB includes a portion of (i) 741,125 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and (ii) 36,673 shares of Class A Common Stock initially purchased by the Sponsor in the Deerfield PIPE Investments for a purchase price of $10.00 per share.

(38)

Private Warrants distributed to RAB as a member of the Sponsor and subsequently distributed to the respective Selling Securityholder as a member of RAB includes a portion of 641,667 Private Warrants, and an equal number of shares of Class A Common Stock underlying such Private Warrants, initially purchased by the Sponsor at a price of $1.50 per Private Warrant.

Certain Relationships with Selling Securityholders

Founder Shares / Sponsor

On May 22, 2020, the Sponsor purchased an aggregate of 2,875,000 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.009 per share. On June 25, 2020, DFHT effected a 1:1.25 stock split of the Class B Common Stock resulting in the Sponsor holding an aggregate of 3,593,750 Founder Shares. In June 2020, the Sponsor transferred 50,000 Founder Shares to each of Steven Hochberg, Christopher Wolfe, and Richard Barasch, who were DFHT’s executive officers at such time, and 25,000 Founder Shares to each of Dr. Peter J. Fitzgerald, Dr. Linda Grais and Hon. Dr. David J. Shulkin, who were DFHT’s independent directors, for the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 3,368,750 Founder Shares. The number of Founder Shares outstanding was determined so that such Founder Shares would represent 20% of the outstanding shares after the IPO.

Private Warrants

Concurrently with the closing of the IPO, the Sponsor purchased an aggregate of 2,916,667 Private Warrants at a price of $1.50 per Private Warrant, generating gross proceeds to DFHT of $4,375,000. Each Private Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share. The Private Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Transactions with Deerfield Partners

Deerfield Partners purchased 3,360,000 Units in the IPO at $10.00 per Unit. The underwriting commission with respect to Units purchased by Deerfield Partners in our IPO, was $0.10 per Unit upon the closing of the IPO and $0.175 per Unit in the deferred underwriting commissions.

Additionally, in connection with the Business Combination, Deerfield Partners and the Sponsor purchased an aggregate of 10,000,000 shares of Class A Common Stock in the Deerfield PIPE Investments, consisting of 9,600,000 shares of Class A Common Stock purchased by Deerfield Partners and 400,000 shares of Class A Common Stock purchased by the Sponsor, for a purchase price of $10.00 per share and an aggregate purchase price of $100,000,000, pursuant to certain subscription agreements, each dated December 18, 2020, with each of Deerfield Partners and the Sponsor.

On February 11, 2022, the Sponsor distributed all of the shares of Class A Common Stock and all of the Private Warrants held by the Sponsor to its members, including 2,851,090 shares of Class A Common Stock and 2,158,333 Private Warrants that were distributed to Deerfield Partners, pursuant to a liquidating distribution. Such shares of Class A Common Stock and Private Placement Warrants were distributed to the Sponsor’s members (including Deerfield Partners) on a pro rata basis for no consideration, and such distributions are reflected in “Selling Securityholders” above.

Third-Party PIPE Investments

In connection with the Business Combination, certain investors purchased an aggregate of 31,000,000 shares of Class A Common Stock, for a purchase price of $10.00 per share, for an aggregate purchase price of $310,000,000, pursuant to certain subscription agreements, each dated December 18, 2020.

As of January 3, 2023, 14,173,876 of such shares of Class A Common Stock remain unsold, which is reflected in “Selling Securityholders” above.

Amended and Restated Registration Rights Agreement

In connection with the execution of the Business Combination Agreement, DFHT, the CMG Sellers, IMC Parent, the Sponsor, Deerfield Partners and certain other parties thereto (collectively, the “Rights Holders”)

entered into the Amended and Restated Registration Rights Agreement, which amended and restated in its entirety the prior registration rights agreement, dated July 16, 2020. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, we are obligated to file a registration statement to register the resale of certain shares of Class A Common Stock held by the Rights Holders. In addition, pursuant to the terms of the Amended and Restated Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, Rights Holders may demand at any time or from time to time, that we file a registration statement on Form S-1 or Form S-3 to register certain shares of Class A Common Stock held by such rights holders. The Amended and Restated Registration Rights Agreement also provides the Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. In connection with the filing of the Registration Statement of which this prospectus is a part, Deerfield Partners exercised its demand rights to register the resale of 3,360,000 shares of Class A Common Stock that were part of Units purchased by Deerfield Partners in the IPO.

On November 10, 2022, the Company and certain of the Rights Holders entered into an amendment to the Amended and Restated Registration Rights Agreement, pursuant to which the parties consented to the Company’s grant of registration rights to certain holders of the Steward Share Consideration and certain other securities issued by the Company and provided that other registration rights granted by the Company are pari passu with the rights granted under the Amended and Restated Registration Rights Agreement with respect to priority on primary and secondary registrations of securities.

SMA Transaction

On June 18, 2021, Interamerican acquired of 100% of the issued and outstanding equity interests of the SMA Entities. As consideration for the acquisition of the SMA Entities, Interamerican paid an aggregate cash purchase price of $52,000,000 and we issued 384,615 SMA Shares, valued at $5,000,000 based on the closing price of the Class A Common Stock on June 17, 2021, to the SMA Seller.

In connection with the acquisition of the SMA Entities, the SMA Seller executed a joinder to the Amended and Restated Registration Rights Agreement, pursuant to which the Company granted registration rights to the SMA Seller on such terms as set forth in the Amended and Restated Registration Rights Agreement.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete description of all of the rights and preferences of such securities. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to our Amended and Restated Charter, the Amended and Restated Bylaws, the Amended and Restated Registration Rights Agreement and the Warrant Agreement. We urge you to read each of the Amended and Restated Charter, the Amended and Restated Bylaws, the Amended and Restated Registration Rights Agreement and the Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Amended and Restated Charter authorizes the issuance of 261,000,000 shares, consisting of (i) 260,000,000 shares of common stock, par value $0.0001 per share, including 250,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B common stock , $0.0001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, “Common Stock”) and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share.

As of January 3, 2023, there were 111,332,584 shares of Class A Common Stock, 0 shares of Class B Common Stock and one (1) share of Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), outstanding. We have also issued 5,791,667 warrants consisting of 2,875,000 Public Warrants and 2,916,667 Private Warrants originally issued in a private placement to DFHTA Sponsor LLC in connection with the company’s IPO.

Common Stock

The Amended and Restated Charter provides the following with respect to the rights, powers, preferences and privileges of the Common Stock.

Voting Power

Holders of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless otherwise specified in the Amended and Restated Charter, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders.

Dividends

Holders of Common Stock will be entitled to receive ratable dividends when, as and if declared by the Company’s Board of Directors (the “Board”) out of funds legally available therefor.

Liquidation, Dissolution and Winding Up

In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over each class of Common Stock.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock.

Preferred Stock

The Amended and Restated Charter authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Series A Preferred Stock

In connection with the Steward Transaction, we issued one share of Series A Preferred Stock of the Company. The new Series A Preferred Stock is a single series of CareMax’s authorized preferred stock. On November 10, 2022, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series A Preferred Stock, establishing the rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock (the “Certificate of Designation”). The Certificate of Designation authorized one share of Series A Preferred Stock and became effective upon filing.

Dividends

Dividends will not be payable on the Series A Preferred Stock.

Liquidation

In the event of any Change in Control (as defined in the Merger Agreement), voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding will not be entitled to be paid out of the assets of the Company for distribution to stockholders.

Voting

Each holder of outstanding shares of Series A Preferred Stock is entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to the Special Matters (as defined below), and has no other voting rights. In any such vote, each share of Series A Preferred Stock is entitled to the number of votes such that the voting power of the holder, together with the shares of Class A Common Stock transferred to such holder immediately following the closing, would be the voting power the holder would have had if the Steward Earnout Share Consideration was earned as of the closing and distributed proportionately to such holder, and which shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reclassification, combination, exchange of shares, or other like change with respect to the Common Stock occurring on or after the date of issuance. Each holder of outstanding shares of Series A Preferred Stock is entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Amended and Restated Bylaws.

“Special Matters” means any of the following actions taken by the Company: (i) solely if a vote of the Common Stock is required by the DGCL or the listing rules of the Nasdaq Stock Market, or such other national securities exchange on which the Common Stock is primarily listed, the issuance of shares of any class or series of capital stock of the Company (or any security convertible into or exercisable for shares of any class or series of capital stock of the Company), other than (A) the issuance of shares of any class or series of capital stock of the Company (or any security convertible into or exercisable for shares of any class or series of capital stock of the Company) to directors, officers, employees, or consultants of the Company or its subsidiaries or affiliates as compensation in connection with their service as such, or (B) the issuance of shares of any class or series of capital stock of the Company (or any security convertible into or exercisable for shares of any class or series of capital stock of the Company), the proceeds of which will be used solely to repay indebtedness of the Company and related expenses; and (ii) a Change in Control (as defined in the Merger Agreement) in which the enterprise value of the Company is less than $2,500,000,000.00.

Redemption

At any time on or after the earlier of (a) the date that is two (2) years after the date of issuance or (b) the date that the Earnout Class A Shares (as defined in the Merger Agreement) first become issuable pursuant to the terms of the Merger Agreement, the Company shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Series A Preferred Stock redeemed by the Company (a “Series A Redemption”) for a price per share of Series A Preferred Stock equal to $0.0001 for each share (the “Series A Redemption Price”). Any such Series A Redemption shall occur not more than sixty (60) days following receipt by the holders of Series A Preferred Stock of a written election notice (the “Series A Redemption Notice”) from the Company specifying (i) the date of the closing of the redemption (the applicable date, the “Series A Redemption Date”) and (ii) the manner and place designated for surrender by each holder to the Company of his, her, or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed. In exchange for the surrender to the Company by the respective holders of shares of Series A Preferred Stock of their certificate or certificates representing such shares in accordance with the procedures set forth below, the aggregate Series A Redemption Price for all shares of Series A Preferred Stock held by each holder shall be payable in cash in immediately available funds to the respective holders of the Series A Preferred Stock on the applicable Series A Redemption Date.

On or before the Series A Redemption Date, each holder of shares of Series A Preferred Stock will surrender the certificate or certificates representing such shares to the Company, in the manner and place designated in the Series A Redemption Notice, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Series A Redemption Notice. Each surrendered certificate will be canceled and retired and the Company will thereafter make payment of the applicable Series A Redemption Price by certified check or wire transfer to the holder of record of such certificate.

If on the applicable Series A Redemption Date, the Series A Redemption Price is paid (or tendered for payment) for any of the shares of Series A Preferred Stock to be redeemed on such Series A Redemption Date, then on such date all rights of the holder in the shares of Series A Preferred Stock so redeemed and paid or tendered, including any rights to dividends on such shares, will cease, and such shares of Series A Preferred Stock will no longer be deemed issued and outstanding.

Conversion

The Series A Preferred Stock is not be convertible into any other class or series of capital stock of the Company.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Public Warrant may be exercised at a given time by a holder. No fractional Public Warrants were issued and only whole Public Warrants trade. The Public Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Public Warrants is effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant is exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a Public Warrant unless the share of Class A Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

We agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Public Warrants. Our Registration Statement on Form S-1 (File No. 333- 257574) was declared effective by the SEC on July 15, 2021, as amended and supplemented from time to time (the “Prior Registration Statement”), was intended to register such shares of Class A Common Stock under the Securities Act. On May 4, 2022, we filed the Registration Statement, containing a combined prospectus under Rule 429 promulgated under the Securities Act, which upon effectiveness constituted a post-effective amendment to the Prior Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement will, upon effectiveness, convert the Registration Statement to a registration statement on Form S-3. We will use our best efforts to maintain the effectiveness of the Registration Statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Warrant holders may during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•

if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise of the exercise price of a Warrant) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. The last of the redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00

We may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A Common Stock (as defined below) except as otherwise described below; and

•

if, and only if, the closing price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the shares of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of the Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide the Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the fair market value and the newly issued price as set forth under the heading “Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private

Warrants) when the trading price for the common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Common Stock is trading at or above $10.00 per public share, which may be at a time when the trading price of the Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to the capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right, which will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, we can redeem the Warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to the capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Class A Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the Warrant holder. We have agreed to use commercially reasonable efforts to register under the Securities Act the securities issuable upon the exercise of the Warrants.

Redemption Procedures

A Warrant holder may notify us in writing in the event it elects to be subject to a requirement that such Warrant holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by such holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per share of the Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A

Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described in the paragraph immediately above or (b) certain ordinary cash dividends or $0.50 per annum subject to adjustment, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding share of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the exercise price will be adjusted by multiplying the exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding  —  (other than those described above or that solely affects the par value of such shares ), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised the Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants are issued in registered form under the terms of the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for (i) the purpose of curing any ambiguity or, or curing, correcting or supplementing any defective provision contained in the Warrant Agreement, (ii) to provide for the delivery of Alternative Issuance (as defined in the Warrant Agreement). or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants. The approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants, and, solely with respect to any amendment to the terms of the Private Warrants, 50% of the then outstanding Private Warrants. You should review a copy of the Warrant Agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of any Warrants, each Warrant holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The Private Warrants (including the Class A Common Stock issuable upon exercise of the Private Warrants) were not be transferable, assignable or salable until 30 days after the Closing Date (except, among other limited exceptions to certain persons or entities affiliated with the initial purchasers of the Private Warrants) and they will not be redeemable by us for cash so long as they are held by the initial purchasers or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Private Warrants on a cashless basis. Except as described herein, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” of the Class A Common Stock (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The agreement that the Private Warrants would be exercisable on a cashless basis so long as they were held by the initial purchasers or their permitted transferees was due to the fact that it was not known at the time of issuance whether such initial purchasers would be affiliated with us following the Closing. Because of their affiliation with us, such initial purchasers’ ability to sell our securities in the open market is significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in the securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders are significantly restricted from selling such securities.

Dividends

We have not paid any cash dividends on the Class A Common Stock to date and do not intend to pay any cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements, liabilities and related reserves, and general financial condition. The payment of any cash dividends will be within the discretion of the Board from time to time and subject to applicable Delaware law. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, the Company’s ability to declare dividends is currently limited by restrictive covenants in connection with the Company’s credit facility.

Transfer Agent and Warrant Agent

The transfer agent for our Class A Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Anti-Takeover Provisions

Business Combinations

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the initial business combination is approved by the Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Authorized but Unissued Shares

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

The Amended and Restated Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any: (i) derivative action or proceeding brought on behalf of the Company; (ii) action asserting a claim of breach of fiduciary duty owed by any of the our directors, officers or other employees or our stockholders; (iii) action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or the Amended and Restated Charter or Amended and Restated Bylaws; or (iv) action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine, and if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following the determination), (B) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

This forum selection clause may also discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition.

Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Special Meeting of Stockholders

Our Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Executive Chair or Chair of the Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our

Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to any shares of Class B Common Stock that may in the future be outstanding.

Classified Board of Directors

Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The Amended and Restated Charter provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted securities would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted securities for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares or other units of the class of securities then outstanding; or

•	the average weekly reported trading volume of the class of securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

•	Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of June 14, 2022, the Company satisfied all of the forgoing conditions, and Rule 144 became available for the resale of our securities. Rule 144 will continue to be available, as long as the Company remains subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all Exchange Act reports and material required to be filed under the Exchange Act.

Registration Rights

We have agreed to register certain of our securities. See the section entitled “Certain Relationships with Selling Securityholders — Amended and Restated Registration Rights Agreement” for a description of the Amended and Restated Registration Rights Agreement.

As described above under “Warrants,” we also agreed pursuant to the Warrant Agreement to file a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants.

Additionally, on July 13, 2021, the Company and Related CM Advisor, LLC (the “Advisor”) entered into a registration rights agreement, whereby the Company agreed to grant the Advisor certain registration rights for (i) the 500,000 shares of the Company’s Class A Common Stock issued to the Advisor and (ii) shares issuable pursuant to warrants issued to the Advisor to purchase up to 8,000,000 shares of Class A Common Stock, including certain demand registration rights, piggyback registration rights and shelf registration rights beginning on August 31, 2022, in each case subject to certain restrictions.

In connection with the completion of the Steward Transaction, on November 10, 2022, Sparta Holding Co. LLC (the “Seller”), Dr. Ralph de la Torre, the Chairman, Chief Executive Officer and principal equityholder of the Steward Seller Parties, Dr. Michael Callum, the Executive Vice President for Physician Services and an equityholder of the Steward Seller Parties (“MC”), Medical Properties Trust, Inc., a Maryland corporation, and certain other equityholders of the Seller (collectively, the “Investor Parties”) and the Company entered into an investor rights agreement (the “Investor Rights Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth therein, Dr. de la Torre will have certain designation rights, Dr. de la Torre and MC are subject to certain voting restrictions and standstill restrictions, and certain of the Investor Parties are subject to lockup provisions.

The Investor Rights Agreement provides, among other things, that Dr. de la Torre will have the right to designate an individual (in his discretion) to serve on the Board, subject to the continuing satisfaction of certain conditions, including that Dr. de la Torre maintains beneficial ownership of at least 50% of the Steward Initial Share Consideration distributed to him immediately following the closing of the Steward Transaction (as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of shares), and following the issuance of the Steward Earnout Share Consideration, Dr. de la Torre will have the right to designate one additional individual (in his discretion) to serve on the Board, subject to the continuing satisfaction of certain conditions, including that Dr. de la Torre maintains beneficial ownership of at least 50% of the Steward Earnout Share Consideration distributed to him immediately following the issuance thereof (as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of shares). On and effective as of November 17, 2022, the Board appointed Dr. de la Torre to serve as a Class II director of the Board pursuant to his designation rights under the Investor Rights Agreement.

The Investor Rights Agreement also provides that until six months following the date a nominee of or affiliate of Dr. de la Torre ceases to serve on the Board, Dr. de la Torre and MC will be required to vote any Company securities beneficially owned by them in accordance with the recommendation of the Board at any meeting of Company stockholders or written consent of Company stockholders, subject to certain exceptions, including exceptions for votes related to (i) the issuance of the Company’s equity securities, other than in connection with an incentive plan or issuances, the proceeds of which will be used to repay indebtedness, (ii) a change in control of the Company under certain circumstances, or (iii) any stockholder proposal. Dr. de la Torre and MC are also subject to standstill restrictions that prohibit the acquisition of additional equity interests in the Company and certain other actions related to voting equity securities, and certain of the Investor Parties are subject to lockup provisions that restrict the sale of the Company’s Common Stock in excess of 4% of the total outstanding Common Stock immediately following the closing of the Steward Transaction, or the encumbrance of any Common Stock held by such Investor Parties, in each case for one year, subject to certain exceptions.

The Investor Rights Agreement also provides for certain rights of first offer, co-sale rights and preemptive rights, in each case as set forth in the Investor Rights Agreement, and provides for certain registration rights, including certain demand registration rights, piggyback registration rights and shelf registration rights following the closing of the Steward Transaction, in each case subject to the restrictions contained in the Investor Rights Agreement.

Limitation of Liability and Indemnification

Our Amended and Restated Charter contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the laws of the State of Delaware. Consequently, our directors will not be personally liable to the combined company or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our Amended and Restated Charter and our Amended and Restated Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our Amended and Restated Charter and our Amended and Restated Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the laws of the State of Delaware.

Additionally, we have entered into indemnification agreements with each of our directors and executive officers, which provide for indemnification and advancements of certain expenses and costs if the basis of the indemnitee’s involvement in a matter was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, in each case to the fullest extent permitted by the laws of the State of Delaware.

The limitation of liability and indemnification provisions in our Amended and Restated Charter and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing of Securities

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “CMAX” and “CMAXW,” respectively.

PLAN OF DISTRIBUTION

We are registering the offering of up to 5,791,667 shares of our Class A Common Stock issuable upon the exercise of the Public Warrants and Private Warrants. We are also registering the resale of securities by the Selling Securityholders or their permitted transferees from time to time. The securities we are registering for resale will permit the Selling Securityholders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the securities offered by this prospectus. We will receive up to an aggregate of approximately $66.6 million from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. The aggregate proceeds to the Selling Securityholders from the sale of the securities will be the purchase price of the securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the securities covered by this prospectus. The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A Common Stock and Private Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Securityholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.

A holder of Public Warrants or Private Warrants may exercise its Public Warrants or Private Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Public Warrants or Private Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such Public Warrants or Private Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the Selling Securityholders party to the Amended and Restated Registration Rights Agreement against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the shares of Class A Common Stock or Private Warrants offered by them pursuant to this prospectus, and such Selling Securityholders will be entitled to contribution from us with respect to those liabilities. The Selling Securityholders party to the Amended and Restated Registration Rights Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Securityholders with respect to those liabilities. In addition, we or the Selling Securityholders party to the Amended and Restated Registration Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the Amended and Restated Registration Rights Agreement, see the section entitled “Certain Relationships with Selling Securityholders — Amended and Restated Registration Rights Agreement.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our “securities.” This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”), and that acquire our Class A Common Stock and Warrants for cash pursuant to this prospectus. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of our securities who or that, for U.S. federal income tax purposes, is:

•	an individual who is a U.S. citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States, any state or political subdivision thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Department of Treasury regulations (the “Treasury Regulations”) to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. Holder” is a beneficial holder of our securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD

CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Federal Income Tax Considerations for U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Federal Income Tax Considerations for U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock (or, in the case of Class A Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Class A Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case, the holding period will not include the period during which the U.S. Holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Common Stock received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock generally would include the holding period of the Warrant.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the Warrant; however, in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise of a Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Common Stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Federal Income Tax Considerations for U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations. A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Securities — Warrants — Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed, and your holding period for the shares of Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities — Warrants — Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Federal Income Tax Considerations for U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Class A Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding (currently at 24%) may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

U.S. Federal Income Tax Considerations for Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “U.S. Federal Income Tax Considerations for Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “U.S. Federal Income Tax Considerations for Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (a “USRPHC”) (see “U.S. Federal Income Tax Considerations for Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or. if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Federal Income Tax Considerations for U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “U.S. Federal Income Tax Considerations for Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Redemption of Warrants for Class A Common Stock

A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Securities — Warrants — Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed, and your holding period for the shares of Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock or Warrants and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident for U.S. federal income tax purposes. Any gain described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable income tax treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a USRPHC, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants — Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “U.S. Federal Income Tax Considerations for Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred to as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding tax at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding tax at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Class A Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by DLA Piper LLP (US). Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of CareMax of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 incorporated by reference in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

The combined financial statements of Steward Value-Based Care of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 incorporated by reference in this prospectus have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a post-effective amendment on Form S-3, including exhibits, to our registration statement on Form S-1 under the Securities Act that registers the shares of our Class A common stock and Warrants offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statements and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at www.caremax.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION BY REFERENCE

The SEC rules allows the Company to “incorporate by reference” information into this prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that the Company files with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•

our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March  16, 2022, and Amendment No. 1 to our Annual Report on Form 10-K/A, filed with the SEC on May 2, 2022 (the “Annual Report”);

•

our Quarterly Reports on Form 10-Q for the three months ended March 31, 2022, filed with the SEC on May 10, 2022, for the six months ended June 30, 2022, filed with the SEC on August 9, 2022 and for the nine months ended September 30, 2022, filed with the SEC on November 9, 2022;

•

our Current Reports on Form 8-K filed with the SEC on January 5, 2022, February  7, 2022, February  16, 2022, March  8, 2022, May  10, 2022, June  1, 2022, November  3, 2022, November 14,  2022 and November 21, 2022 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01);

•

the audited combined financial statements of Steward Value-Based Care for the fiscal years ended December 31, 2021 and 2020 included in the Proxy Statement for our 2022 Annual Meeting of Stockholders filed on October 7, 2022; and

•

the description of securities contained in the registration statement on Form 8-A (Registration No.  001-39391) filed with the Commission on July  16, 2020 and amended on June  9, 2021, and any amendments or reports filed for the purpose of updating such description, including Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021.

All reports and other documents that the Company subsequently files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents that we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any documents incorporated by reference in this prospectus by writing or telephoning the Company at the following address:

CareMax, Inc.

1000 NW 57 Court, Suite 400

Miami, FL 33126

(786) 360-4768

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus or any accompanying prospectus supplement.

Steward Value-Based Care

(A Carve-out Business of Steward Health Care System, LLC)

Steward Value-Based Care

(A Carve-out Business of Steward Health Care System, LLC)

Condensed Combined Balance Sheets

(in thousands)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Accounts receivable	$78,489	$46,217
Prepaid expenses	31	—

Total current assets	78,520	46,217

Total assets	$78,520	$46,217

Liabilities and Net Parent Investment
Accounts payable and accrued expenses	$6,255	$1,299
Accrued compensation and benefits	643	846
Distribution liabilities	11,440	8,877

Total current liabilities	18,338	11,022

Total liabilities	18,338	11,022

Commitments and contingencies (Note 6)
Net parent investment	60,182	35,195

Total liabilities and net parent investment	$78,520	$46,217

See accompanying notes to the Unaudited Condensed Combined Financial Statements.

Steward Value-Based Care

(A Carve-out Business of Steward Health Care System, LLC)

Unaudited Condensed Combined Statements of Operations

(in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$22,900	$12,831	$30,530	$52,029
Expenses:
Salaries, wages and fringe benefits	2,070	3,036	6,654	8,283
General and administrative expenses	698	2,542	4,664	7,671
Distribution expenses	5,583	3,731	13,571	14,330
Amortization expenses	—	6	—	19

Total expenses	8,351	9,315	24,889	30,303

Income from operations	14,549	3,516	5,641	21,726
Income taxes (benefit) expense	427	159	427	1,118

Net Income	$14,122	$3,357	$5,214	$20,608

See accompanying notes to the Unaudited Condensed Combined Financial Statements.

Steward Value-Based Care

(A Carve-out Business of Steward Health Care System, LLC)

Unaudited Condensed Combined Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2022	2021
Operating activities:
Net income	$5,214	$20,608
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization expenses	—	19
Increase (decrease) in cash resulting from a change in:
Accounts receivable	(32,272)	9,784
Prepaid expenses	(31)	(117)
Accrued compensation and benefits	(203)	(276)
Distribution liabilities	2,563	2,203
Accounts payable and accrued expenses	4,956	379

Net cash used in (provided by) operating activities	(19,773)	32,600

Investing activities:

Net cash provided by investing activities	—	—

Financing activities:
Net transfers from parent	19,773	(32,600)

Net cash used in (provided by) financing activities	19,773	(32,600)

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	$—	$—

See accompanying notes to the Unaudited Condensed Combined Financial Statements.

Steward Value-Based Care

(A Carve-out Business of Steward Health Care System, LLC)

Unaudited Condensed Combined Statements of Changes in Net Parent Investment

For the Three Months and Nine Months ended September 30, 2022 and 2021

(in thousands)

For the Three Months Ended September 30, 2022
Net Parent Investment
Balance at June 30, 2022	$37,448
Net income	14,122
Transfers from parent, net	8,612

Balance at September 30, 2022	$60,182

For the Three Months Ended, September 30, 2021
Net Parent Investment
Balance at June 30, 2021	$59,337
Net income	3,357
Transfers from parent, net	(47,372)

Balance at September 30, 2021	$15,322

For the Nine Months Ended September 30, 2022
Net Parent Investment
Balance at December 31, 2021	$35,195
Net income	5,214
Transfers from parent, net	19,773

Balance at September 30, 2022	$60,182

For the Nine Months Ended September 30, 2021
Net Parent Investment
Balance at December 31, 2020	$27,314
Net income	20,608
Transfers from parent, net	(32,600)

Balance at September 30, 2021	$15,322

See accompanying notes to the Combined Financial Statements.

Steward Value-Based Care

(A Carve-out Business of Steward Health Care System, LLC)

Notes to Unaudited Condensed Combined Financial Statements

(in thousands)

(1)	Description of Business

The accompanying unaudited condensed combined financial statements and notes present the unaudited combined financial position, results of operations, and cash flows of Steward Value-Based Care (“the Business”, “the Company”, “our’’, or “we”), a carve-out Medicare business of Steward Health Care Network, Inc. (“SHCN”), a wholly owned subsidiary of Steward Health Care System, LLC and its subsidiaries (“Steward”, “Parent”, or “the System”).

Steward Value-Based Care is a highly integrated physician network and managed care contracting entity. Operating one of the largest accountable care organizations (“ACOs”) in the United States, the Company participates in multiple Medicare value-based programs including Medicare Shared Savings Program (“MSSP”), Medicare Advantage (“MA”), and Direct Contracting Entity (“DCE”) contracts.

Sparta Holding Co. LLC, which was formed for the purpose of holding equity interests of Steward Value-Based Care, together with Parent, CareMax Inc. (“CareMax”) and certain affiliates of Parent and CareMax, signed an Agreement and Plan of Merger on May 31, 2022, which entails the sale of Steward Value-Based Care to CareMax, including the Company’s MSSP, MA, and DCE contracts (the “Transaction”). These unaudited condensed combined financial statements have been prepared in the context of this merger.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying unaudited condensed combined financial statements have been prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and present the condensed combined balance sheets as of September 30, 2022 and December 31, 2021, results of operations and changes in net parent investment of the Company for the three months and nine months ended September 30, 2022 and 2021, and cash flows of the Company for the nine months ended September 30, 2022 and 2021.

Our balance sheets, statements of operations, statements of cash flows and statements of changes in net parent investment, together with the related footnotes have been compiled from the underlying records of Parent. These financial statements have been carved out from the historical results of operations, financial position, and cash flows of Parent using both specific identification and the allocation methodologies described below.

The unaudited condensed combined statements of operations of the Company reflect direct expenses specifically related to the Company’s operations, such as distribution expenses, direct employee expenses and vendor costs. Additionally, the unaudited condensed combined statements of operations of the Company reflect allocations of general corporate expenses from Parent including, but not limited to corporate finance, human resources, employee benefits, compliance, legal, admin, business development and utilities. These allocations were made on a direct usage basis when identifiable, with the remainder allocated based on the most relevant allocation method to the services provided, primarily based on relative percentage of the Company’s Medicare program membership and revenues. Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. However, the amounts recorded may not be representative of the amounts that would have been incurred had the Company been an entity that operated independently of Parent. Consequently, these financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what its results of operations, financial position and cash flows would have been had the Company operated as a separate entity apart from Parent during the periods presented. The total amount of these expense allocations were $267 and $1,686 for the three months ended September 30, 2022 and 2021, respectively, and $2,211 and $5,028 for the nine months ended September 30, 2022 and 2021, respectively, and included in “Salaries, wages and fringe benefits” and “General and administrative expenses” within the unaudited condensed combined statements of operations.

The unaudited condensed combined balance sheets of the Company include Parent’s assets and liabilities that are specifically identifiable or otherwise attributable to the Company. The assets and liabilities assigned from Parent have been deemed attributable to, and reflective of the historical operations of, the Company; however, the amounts recorded may not be representative of the amounts that would have been incurred had the Company been an entity that operated independently of Parent. Parent’s long-term debt and the associated interest expense have not been attributed to the Company for any of the periods presented because we are not the legal obligor of the debt and Parent’s borrowings are not directly attributable to the Company.

Net parent investment (“NPI”) in the unaudited condensed combined balance sheets and unaudited condensed combined statements of changes in net parent investment represents Parent’s historical investment in the Company, the net effect of transactions with and allocations from Parent and the Company’s accumulated earnings. While the Company does own and maintain separate bank accounts, Parent uses a centralized approach to cash management and funds our operating and investing activities as needed. Accordingly, cash held by Parent at the corporate level was not allocated to the Company for any of the periods presented. We reflect the cash generated by our operations and expenses paid by Parent on our behalf as a component of NPI on our unaudited condensed combined balance sheets, and as a net change in parent investment in our unaudited condensed combined statements of cash flows.

All intercompany transactions and accounts within the unaudited condensed combined businesses of the Company have been eliminated. Intercompany transactions between the Company and Parent are considered to be effectively settled in the unaudited condensed combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the net change in parent investment in the unaudited condensed combined statements of cash flows within financing activities, and in the unaudited condensed combined balance sheets within NPI.

In the opinion of our management, all normal recurring adjustments necessary for a fair statement of our unaudited condensed combined financial statements as of September 30, 2022 and for the three months and nine months ended September 30, 2022 and 2021 have been made.

Interim results are not necessarily indicative of the results that may be expected for a full year. These unaudited condensed combined financial statements should be read in conjunction with the combined financial statements and notes included in the Company’s audited combined financial statements as of and for the years ended December 31, 2021 and 2020. The combined balance sheet as of December 31, 2021 was derived from the audited annual combined financial statements but does not contain all of the footnote disclosures from the audited annual financial statements.

(b)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed combined financial statements and accompanying footnotes. Actual results could differ materially from those estimates.

(c)	Recently Issued Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which will change how entities account for credit losses for most financial assets, trade receivables, and reinsurance receivables. The standard will replace the existing incurred loss impairment model with a new current expected credit loss model that generally will result in earlier recognition of credit losses. The standard will apply to financial assets subject to credit losses, including loans measured at amortized cost, reinsurance receivables, and certain off-balance sheet credit exposures. The standard is effective for the fiscal years beginning after December 15, 2022, including interim periods within such fiscal years. The Company is currently evaluating the impact of the adoption on our condensed combined financial statements and related disclosures, if any.

(d)	Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), effective January 1, 2019, using the modified retrospective transition method. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The Company determines revenue recognition through the following steps:

i.	Identify the contract(s) with a customer;

ii.	Identify the performance obligations in the contract;

iii.	Determine the transaction price;

iv.	Allocate the transaction price to the performance obligations in the contract; and

v.	Recognize revenue as the entity satisfies a performance obligation.

The Company derives its revenue primarily from MSSP, MA and DCE arrangements, of which, management has concluded meet all of the criteria to be considered contracts under ASC 606. The promised services under the Company’s MSSP, MA and DCE arrangements are to manage population health services for beneficiaries for a given performance period. As part of these arrangements, the Company stands ready to manage the population health services throughout the performance period.

Settlements with third-party payors for retroactive adjustments due to risk adjustment, finalization of surplus sharing, or claim audits, reviews or investigations are considered variable consideration and are included in the determination of the estimated transaction price. The Company estimates the variable consideration that constitutes the transaction price of these arrangements by utilizing a third-party actuary who uses a variety of data sets provided by CMS, including historical claims from 2016 to present, benchmark and member assignment reports, and Quarterly Expenditure (“QEXPU”) reports, to project benchmark and total medical expenditures. Specifically, benchmarks by region are developed based on the member level cost and assignment information provided by CMS as part of their quarterly reporting, and expenditures by region are based on the expenditures for attributed members as reported in the monthly claims and claim line feed (“CCLF”) files from CMS. As the Company’s performance obligation is met over time, revenue is recorded in each performance year using its estimation methods and consideration is made that it is probable that a significant reversal will not occur once any uncertainty associated with the variable consideration is subsequently resolved. Since the Company has determined it only has one performance obligation under each of these arrangements, it allocates the full transaction price towards each arrangement’s individual performance obligation. The Company settles with third-party payors for each performance year in the fourth quarter of the subsequent performance year. Estimated settlements are adjusted in the period when new information becomes available, or as years are settled or are no longer subject to such audits, reviews, and investigations.

During the third quarter of 2022, the Company received the 2021 performance year annual settlement notice from CMS for MSSP and recognized a reduction to revenue of $13,102 in the second quarter of 2022. The Company submitted a request for reconsideration and the settlement amount is currently in review by CMS. Subject to the result of the review, there could potentially be additional adjustments recognized during the subsequent periods from performance obligations satisfied in 2021 related to MSSP.

The Company recognized a total increase to revenue of $84 for the three months ended September 30, 2022, which was related to MA performance obligation satisfied in prior periods. The Company recognized a total reduction to revenue of $14,994 for the nine months ended September 30, 2022, of which $13,102 was related to the aforementioned 2021 MSSP settlement and the remaining balance of $1,892 was related to MA performance obligations satisfied in prior periods.

The Company recognized a total increase to revenue of $1,232 for the three months ended September 30, 2021, which was related to MA performance obligation satisfied in period periods. The Company recognized a total increase to revenue of $17,326 for the nine months ended September 30, 2021, of which $16,094 was related to the 2020 MSSP performance obligations and the remaining balance of $1,232 was related to the aforementioned MA performance obligation. The Company recognizes revenue on a net basis as we do not control the services prior to transferring control to the customer.

Medicare	Shared Savings Program

The MSSP is sponsored by the Center for Medicare and Medicaid Services (“CMS”). The MSSP allows ACO participants to receive a share in cost savings they generate in connection with the managing of costs and quality of medical services rendered to Medicare beneficiaries. Payments to ACO participants, if any, are calculated annually and paid once a year by CMS on cost savings generated by the ACO participant relative to the ACO participants’ CMS benchmark. Under the MSSP, an ACO must meet certain qualifications to receive the full amount of its allocable cost savings or they either receive nothing or are responsible for shared losses. The MSSP rules require CMS to develop a benchmark for savings to be achieved by each ACO if the ACO is to receive shared savings. An ACO that meets the MSSP’s quality performance standards will be eligible to receive a share of the savings to the extent its assigned beneficiary medical expenditures are below the medical expenditure benchmark provided by CMS. A Minimum Savings Rate (“MSR”), which varies depending on the number of beneficiaries assigned to the ACO, must be achieved before the ACO can receive a 75% share of the savings if quality performance standards are met. Once the MSR is surpassed, all the savings below the benchmark provided by CMS will be shared with the ACO.

Medicare	Advantage

Medicare Advantage is a type of health insurance plan that provides Medicare benefits to people who qualify for Medicare through private commercial insurers. In a Medicare Advantage plan, a private insurance company provides coverage for inpatient hospital (“Part A”) and outpatient (“Part B”) services. Typically, the plan also includes prescription drug (“Part D”) coverage as well as other additional benefits such as dental. While specifics of contracts with commercial insurers might differ, the overall arrangements under MA are similar, whereby the Company enters into agreements with payors to manage the cost and quality of a defined range of healthcare services for the members enrolled in that individual payor’s MA health plan. The Company is entitled to shared savings or shared losses depending on metrics negotiated and for taking on partial financial risk for the attributed beneficiaries. Some MA arrangements also require the Company to provide care coordination services under which the Company is paid a per-member, per-month (“PMPM”) rate for each member who is attributed by the payor to the Company.

Direct	Contracting Entity

Direct contracting entity (“DCE”) is sponsored by Center for Medicare and Medicaid Innovation (“CMMI”). Like MSSP, DCE participants receive a share in the cost savings they generate in connection with the managing of costs and quality of medical services rendered to Medicare beneficiaries. Beginning in 2022, the Company elected to participate in the DCE model as a Standard DCE. The DCE model includes three voluntary payment model options which allow participants to take on risk and earn rewards by providing them with choices related to cash flows, beneficiary alignment, and benefits enhancements. In addition to the annual settlement in the fourth quarter of the subsequent performance year, the Company also receives monthly payments from CMMI during the performance year, which are reconciled against the final annual settlement.

The following table presents revenues disaggregated by type. Risk contract revenue consists of revenues generated from MSSP, MA, and DCE arrangements. Other revenue consists of revenue generated from the care coordination services under MA arrangements.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Risk Contract Revenue	$22,551	$12,577	$29,415	$51,224
Other Revenue	349	254	1,115	805

Total Revenue	$22,900	$12,831	$30,530	$52,029

The following table presents our revenues disaggregated by payor:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Government Based Payors	$21,189	$9,579	$26,184	$45,106
Commercial Payors	1,711	3,252	4,346	6,923

Total Revenue	$22,900	$12,831	$30,530	$52,029

(e)	Accounts Receivable

Receivables primarily consist of amounts due under risk contracts with various payors. Receivables due under risk contracts are recorded monthly based on reports received from payors and management’s estimate of risk adjustment payments to be received in subsequent periods for open performance years. Receivables are recorded and stated at the amount expected to be collected and probable that a significant reversal will not occur subsequently. As of September 30, 2022 and December 31, 2021, CMS comprised 94% and 94% of accounts receivables, respectively, and the Company had no reserve for uncollectible amounts based on historical collectability of the business.

(f)	Distribution

The Company has certain amounts payable to its affiliated providers that represent potential performance based distributions pursuant to the participating provider agreements which have not yet been paid. The distributions payable amounts are recorded monthly based on a function of the Company’s net income before certain non-operating expenses, depreciation, amortization and any distribution expense. Payments to our affiliated providers are typically made 6-12 months after the risk performance year based on the Company’s proprietary distribution model which measures provider’s performance on specific quality, patient experience, engagement and care coordination measures. The Company made distribution payments to certain affiliates of Parent in the same performance year that the amount was incurred. The Company recorded $4,005 and $2,554 of distribution expenses to affiliates of Parent for the three months ended September 30, 2022 and 2021, respectively, and $12,036 and $7,430 of distribution expenses to affiliates of Parent for the nine months ended September 30, 2022 and 2021, respectively.

(g)	Income Taxes

The Company accounts for income taxes under the provisions of ASC Topic 740, Income Taxes, which requires the Company to utilize the asset and liability method. Income taxes as presented in the Company’s financial statements attribute current and deferred income taxes of Steward to the Company’s financial statements in a manner that is systematic, rational and consistent with ASC 740. Accordingly, the Company’s income tax provision was prepared following the separate return method. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of the assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. The

Company reduces its deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that the Company will not realize some portion or all of the deferred tax assets. The Company considers relevant evidence, both positive and negative, to determine the need for a valuation allowance. Information evaluated includes its financial position and results of operations for the current and preceding years, the availability of deferred tax liabilities, and tax carrybacks, as well as an evaluation of currently available information about future years.

The Company recognizes and measures uncertain tax positions and records tax benefits when it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. At each period-end, it is necessary for the Company to make certain estimates and assumptions to compute the provision for income taxes, including allocations of certain transactions to different tax jurisdictions, amounts of permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. These estimates and assumptions are revised as new events occur, more experience is acquired, and additional information is obtained. The effect of these revisions is recorded in income tax expense or benefit in the period in which they become known.

(h)	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses primarily consist of consulting and general insurance accruals. In addition, during the three months ended September 30, 2022, the Company also recorded a payable of $3,712, related to the portion of the DCE program monthly payments received that the Company expected to return to CMMI in the subsequent performance year.

(3)	COVID-19 Pandemic

In January 2020, the Secretary of the U.S. Department of Health and Human Services (“HHS”) declared a national public health emergency due to a novel strain of coronavirus. In March 2020, the World Health Organization declared the outbreak of COVID-19, a disease caused by this coronavirus, a pandemic.

Where applicable, the impact resulting from the COVID-19 pandemic during the periods ended September 30,2022 and December 31, 2021, have been considered. The Company’s operations were scaled back significantly and on-site staffing was reduced. CMS adjusted the quality reporting requirements for MSSP which mitigated a negative financial impact to the Company. As part of the Coronavirus, Aid, Relief and Economic Security Act (CARES Act), companies were allowed to defer the deposit and payment of their share of Social Security taxes. As of September 30, 2022 and December 31, 2021, the Company had $207 of deferred 2020 payments outstanding, included in “Accrued compensation and benefits” within the condensed combined balance sheets. There are no other impacts to the business from the COVID-19 pandemic. Management is actively monitoring the impact of the global pandemic on its financial condition, liquidity, operations, industry, and workforce.

(4)	Income Taxes

The Company recorded income tax expense of $427 and $159, for the three months ended September 30, 2022 and 2021, respectively, $427 and $1,118 for the nine months ended September 30, 2022 and 2021, respectively. The Company’s effective tax rate was 2.9% and 4.5% for the three months ended September 30, 2022 and 2021, respectively, and 7.6% and 5.1% for the nine months ended September 30, 2022 and 2021, respectively. Our effective tax rate for the three months ended September 30, 2022 and 2021 and nine months ended September 30, 2022 and 2021, differs from the federal statutory income tax rate primarily due to the full valuation allowance recorded on our net federal and state deferred tax assets. The tax provisions for the three months and nine months ended September 30, 2022 and 2021 are primarily comprised of state taxes and income taxes on the amount of taxable income unable to be offset by net operating losses due to the 80% limitation under the Tax Cuts and Jobs Act.

The statute of limitations for assessment by the Internal Revenue Service (“IRS”) and most state tax authorities is open for tax years ended December 31, 2016 and subsequent for the Company. The Company is currently under audit by the IRS for the years ended December 31, 2016 and 2017.

The Company records interest and penalties as a component of income tax expense. As of September 30, 2022, and 2021, the Company had no accruals for uncertain tax positions and no interest and penalties accrued.

(5)	Employees’ Retirement Plans

Defined Contribution Plans

Matching contributions by the Company are discretionary. Participants in Parent’s Health Care 401(k) Retirement Savings Plan have to complete 1,000 hours of service during the year and be employed as of the last day of the year to be eligible to receive any discretionary matching contributions that may be made. Minimal contributions were made for the three and nine months ended September 30, 2022 and 2021.

(6)	Commitments and Contingencies

To meet the requirements of the MSSP and participate in a two-sided model, the Company entered into an arrangement with HUB International New England for a surety bond. The premium paid for the surety bond is recognized as prepaid expenses and is expensed over the life of the bond. As of September 30, 2022, the Company had $6,162 of outstanding surety bonds used to secure its ability to repay CMS for any shared savings losses.

(7)	Subsequent Events

The Company performed an evaluation of subsequent events through November 1, 2022, the date these unaudited condensed combined financial statements were available to be issued and determined there were no recognized or unrecognized subsequent events that would require an adjustment or additional disclosure in the unaudited condensed combined financial statements.

As of January 1, 2023, Compass Medical in Massachusetts (approximately 8,500 MSSP members) will no longer participate in the MSSP program through Steward Value-Based Care.

(8)	Post Issuance Subsequent Events

In December 2022, subsequent to the date these unaudited condensed combined financial statements were available to be issued, the Company received a response to its request for reconsideration of the 2021 performance year settlement notice. In its response, CMS dismissed the Company’s request for reconsideration.

CAREMAX, INC.

Up to 58,657,003 Shares of Class A Common Stock

Up to 5,791,667 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

and

Up to 2,916,667 Warrants

PROSPECTUS

February 7, 2023